UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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MOVADO GROUP, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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MOVADO GROUP, INC.
650 From Road, Ste. 375
Paramus, New Jersey 07652-3556

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

June 21, 2018

The 2018 Annual Meeting of Shareholders of Movado Group, Inc. will be held on Thursday, June 21, 2018 at 10:00 a.m., local time, at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018 for the following purposes:

1.	To elect nine directors to serve on the Board of Directors until the next Annual Meeting and until their successors are elected and qualified.

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2019.

3.	To approve, on an advisory basis, the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”

4.	To transact such other business as may properly come before the meeting or any postponement or adjournment thereof.

Holders of the Company’s Common Stock and Class A Common Stock of record at the close of business on May 1, 2018 are entitled to notice of, and to vote at, the Annual Meeting of Shareholders or any postponements or adjournments thereof.

Again this year, we will furnish proxy materials to our shareholders via the Internet in order to expedite shareholders’ receipt of proxy materials while lowering the cost of delivery and reducing the environmental impact of our Annual Meeting.

Accordingly, we are mailing to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials, which provides instructions on how to access the attached proxy statement and our annual report to shareholders for the fiscal year ended January 31, 2018 via the Internet and how to vote online. The Notice of Internet Availability of Proxy Materials also contains instructions on how to obtain the proxy materials in printed form.

Dated:	May 11, 2018	By order of the Board of Directors

Mitchell C. Sussis
Secretary and General Counsel

Your vote is important. Regardless of whether you plan to attend the Annual Meeting, please follow the instructions you received to vote your shares as soon as possible, to ensure that your shares are represented at the Annual Meeting. Shareholders of record, or beneficial shareholders named as proxies by their shareholders of record, who attend the meeting may vote their shares personally, even though they have sent in proxies or voted online.

MOVADO GROUP, INC.

PROXY STATEMENT

Annual Meeting of Shareholders of Movado Group, Inc. to be held on Thursday, June 21, 2018

Some Questions You May Have Regarding This Proxy Statement

What is the purpose of these materials?

                The Board of Directors (the “Board of Directors”) of Movado Group, Inc. (the “Company”) is soliciting proxies for our 2018 Annual Meeting of Shareholders (the “Annual Meeting”). The Annual Meeting will be held on Thursday, June 21, 2018 at 10:00 a.m., local time, at the Company’s offices located at 25 West 39th Street, 15th Floor, New York, NY 10018. The information included in this proxy statement relates to the proposals to be voted on at the Annual Meeting, the voting process, the compensation of Directors and our most highly-paid executive officers, and other required information. Our annual report to shareholders for the fiscal year ended January 31, 2018 is available to review with this proxy statement. We are mailing a notice of the Annual Meeting (and, for those who request it, a paper copy of this proxy statement and the enclosed form of proxy) to our shareholders on or about May 11, 2018.

What proposals will be voted on at the Annual Meeting?

The three matters scheduled to be voted on at the Annual Meeting are:

1.	The election of nine directors to serve on the Board of Directors;

2.	The ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the fiscal year ending January 31, 2019; and

3.	The approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”

                 In addition, such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof may be voted on.

Who can vote at the Annual Meeting?

Anyone owning shares of the Company’s Common Stock and/or its Class A Common Stock at the close of business on May 1, 2018, the record date for this year’s Annual Meeting, is entitled to attend and to vote on all items properly presented at the Annual Meeting.

Who is asking me for my vote?

The Company is soliciting your proxy on behalf of the Board of Directors and has retained Broadridge Investor Communications Solutions, Inc. (“Broadridge”), professional proxy solicitors, to assist with the solicitation. We will pay the entire cost of this proxy solicitation, including the cost of preparing and mailing the Notice of Internet Availability of Proxy Material and the Proxy Statement and Broadridge’s fee, which we expect to be less than $10,000.

What are my voting rights?

Each share of Common Stock is entitled to one vote and each share of Class A Common Stock is entitled to 10 votes on each matter properly presented at the Annual Meeting. At the close of business on May 1, 2018, the record date for determining the shareholders entitled to notice of, and to vote at, the Annual Meeting, there were 16,470,944 shares of Common Stock outstanding and 6,626,950 shares of Class A Common Stock outstanding. The Common Stock and the Class A Common Stock are hereinafter referred to together as the “Capital Stock.” A list of all shareholders as of the record date will be available during ordinary business hours at the Company’s principal place of business located at 650 From Road, Ste. 375, Paramus, NJ 07652-3556, from the Secretary of the Company, at least 10 days before the Annual Meeting and will also be available at the Annual Meeting.

How does the Board of Directors recommend that I vote?

                The Board of Directors recommends that you vote:

1.	FOR the election of each of the director nominees;

2.	FOR the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the current fiscal year; and

3.	FOR the approval, on an advisory basis, of the compensation of the Company’s named executive officers, as described in the proxy statement under “Executive Compensation.”

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials instead of a full printed set?

In accordance with the rules of the Securities and Exchange Commission (the “SEC”), the Company is providing access to its proxy materials via the Internet. Accordingly, the Company is mailing a Notice of Internet Availability of Proxy Materials (the “Notice”) to shareholders of record and beneficial owners. All shareholders will have the ability to access the proxy materials on a website referred to in the Notice or to request a printed set of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed set may be found in the Notice. In addition, shareholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis.

Where can I view the proxy materials on the Internet?

The Notice provides you with instructions on how to:

•	view proxy materials for the Annual Meeting via the Internet; and

•	instruct the Company to send future proxy materials to you by email.

You can view the proxy materials for the Annual Meeting online at www.movadogroup.com by clicking on Investor Center and then Annual Report & Proxy Materials.

How do I vote?

If you are a shareholder on the record date, you may vote by following the instructions for voting on the Notice. If you receive paper copies of these proxy materials, you can vote by completing, signing and dating your proxy card and returning it in the enclosed envelope. Alternatively, you may attend the Annual Meeting and vote your shares in person. If you vote online, by phone or by mailing in a proxy card, you may still attend the Annual Meeting and vote in person but, in that case, only your in-person votes will count. If you wish to vote your shares in person at the Annual Meeting and they are held by your broker in “street name,” you must bring a letter from the broker to the Annual Meeting showing that you were the beneficial owner of the shares on May 1, 2018.

Can I change my vote after I have delivered my proxy?

                 Yes. You may change your vote at any time before voting concludes at the Annual Meeting by:

•	providing another proxy, or using any of the available methods for voting, with a later date;

•	notifying the Company’s Secretary in writing before the Annual Meeting that you wish to revoke your proxy; or

•	voting in person at the Annual Meeting.

What is a quorum?

For the purposes of the Annual Meeting, a “quorum” is a majority in voting power of the outstanding shares of Capital Stock owned by shareholders on the record date. There must be a quorum present in person or represented by proxy for the Annual Meeting to be held. Broker non-votes (as further described below) and abstentions are counted for purposes of determining whether a quorum is present.

What is broker “discretionary” voting?

Under the rules of the New York Stock Exchange (“NYSE”), brokers who have transmitted proxy materials to customers will have discretion to vote the shares of customers who fail to provide voting instructions on “routine matters,” but brokers may not vote such shares on “non-routine matters” without voting instructions. When a broker’s customer does not provide the broker with voting instructions on non-routine matters, the broker cannot vote on those matters and instead reports the number of such shares as broker “non-votes.” Broker non-votes are counted as present for the purpose of determining the presence of a quorum for the transaction of business, but they are not counted as shares voting. Thus, broker non-votes can have the effect of preventing approval of certain proposals where the number of affirmative votes, although a majority of the votes cast, does not constitute a majority of the voting power present. Non-routine matters include the election of directors and the approval, on an advisory basis, of the executive compensation of the Company’s named executive officers. Therefore, if you hold your shares in street name through a broker, you must cast your vote if you want it to count in respect of these non-routine matters. The ratification of the appointment of the Company’s independent registered public accounting firm is a routine matter, so brokers will have discretion to vote any uninstructed shares on that proposal (Proposal 2).

How are matters presented at the Annual Meeting approved?

Directors are elected by a plurality of the votes cast at the Annual Meeting. Approval of the proposals to: (i) ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019 and (ii) approve, on an advisory basis, the compensation of the Company’s named executive officers, requires the affirmative vote of the holders of a majority in voting power of the outstanding shares of Capital Stock present in person or represented by proxy and entitled to vote at the Annual Meeting.

With respect to all of the aforementioned proposals, abstentions and broker non-votes will not be counted as votes cast in accordance with New York law. For this reason, abstentions and broker non-votes will have no effect on the election of directors. However, abstentions and broker non-votes will have the effect of votes against (i) the proposal to ratify the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for fiscal 2019 and (ii) the proposal to approve the compensation of the Company’s named executive officers.

May I vote confidentially?

Yes. Our policy is to keep your vote confidential, except as otherwise legally required, to allow for the tabulation and certification of votes and to facilitate proxy solicitation.

Who will count the votes?

A representative of Broadridge will count the votes and act as the inspector of election for the Annual Meeting.

What if additional matters are presented to the Annual Meeting?

We do not know of any business to be considered at the Annual Meeting other than the proposals described in this proxy statement. If any other business is presented at the Annual Meeting, your properly executed proxy gives authority to Mitchell C. Sussis, our General Counsel and Corporate Secretary, and to Sallie A. DeMarsilis, our Chief Financial Officer, to vote on such matters at his or her discretion.

Where can I find the voting results from the Annual Meeting?

We will announce preliminary voting results at the Annual Meeting and will publish final results in a Current Report on Form 8-K that we will file with the SEC within four business days after the date of the Annual Meeting.

How can I obtain information about the Company?

A copy of our fiscal 2018 Annual Report on Form 10-K is available on our website at www.movadogroup.com. Shareholders may also obtain a free copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2018 by visiting our website or by sending a request in writing to Mitchell C. Sussis, Corporate Secretary, at the Company’s address set forth in the Notice.

When are shareholder proposals due for consideration at next year’s annual meeting?

Under SEC rules, for shareholder proposals to be considered for inclusion in the proxy statement for the 2019 Annual Meeting, they must be submitted in writing to our Corporate Secretary at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556, on or before January 11, 2019. In addition, our by-laws provide that, for directors to be nominated or other proposals to be properly presented at the 2019 Annual Meeting, an additional notice of any nomination or proposal must be received by us not less than 60 days nor more than 90 days before the Annual Meeting. If less than 70 days’ notice of our 2019 Annual Meeting is given, then to be timely, the notice by the shareholder must be received by us not later than the close of business on the tenth day following the day on which the first public announcement of the date of the 2019 Annual Meeting is made or the notice of the meeting is mailed, whichever occurs first.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table shows the number of shares of the Company’s Class A Common Stock and Common Stock beneficially owned as of April 20, 2018 (except as otherwise noted in footnotes 2, 3, 4 and 5) by (i) each shareholder known by the Company to beneficially own more than 5% of the outstanding shares of either the Class A Common Stock or the Common Stock, (ii) each current director, (iii) each executive officer named in the Summary Compensation Table, and (iv) all current executive officers and directors as a group.

			Percent of Outstanding Shares of Capital Stock
Name of Beneficial Owner	Shares of Class A Common Stock Beneficially Owned (1)	Shares of Common Stock Beneficially Owned (1)	Class A Common Stock (1)	Common Stock (1)	Percent of Total Voting Power (1)
BlackRock Inc.(2)	-	2,052,460	-	12.29%	2.47%
The Vanguard Group, Inc.(3)	-	1,555,798	-	9.31%	1.88%
Dimensional Fund Advisors LP(4)	-	1,384,657	-	8.29%	1.67%
JPMorgan Chase & Co.(5)	-	896,801	-	5.37%	1.08%
Margaret Hayes Adame	-	36,039	-	*	*
Peter A. Bridgman	-	14,772	-	*	*
Richard J. Coté(6)	-	346,278	-	2.07%	*
Vivian D'Elia(7)	-	30,422	-	*	*
Sallie A. DeMarsilis(8)	-	62,727	-	*	*
Alexander Grinberg(9)	4,161,540	14,243	62.80%	*	50.17%
Efraim Grinberg(10)	5,782,281	216,444	87.25%	1.30%	69.95%
Alan H. Howard	-	43,351	-	*	*
Richard Isserman(11)	-	9,684	-	*	*
Nathan Leventhal	-	14,565	-	*	*
Frank A. Morelli(12)	-	72,306	-	*	*
Miriam Phalen(13)	4,013,936	37,755	60.57%	*	48.42%
Maurice S. Reznik	-	26,911	-	*	*
Mitchell C. Sussis	-	-	-	*	*
All executive officers and directors as a group (13 persons)(14)	6,176,698	881,316	93.21%	5.28%	75.50%

* Denotes less than one percent

The address for Messrs. Bridgman, Coté, A. Grinberg, E. Grinberg, Howard, Isserman, Leventhal, Morelli, Quintero, Reznik and Sussis and for Mses. Hayes Adame, D’Elia, DeMarsilis and Phalen is c/o Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

(1)
Although each share of Class A Common Stock is convertible at any time into one share of Common Stock, the shares of Common Stock shown as beneficially owned by each of the persons or groups listed in the table above do not include the shares of Common Stock deemed to be beneficially owned by such persons or groups as a result of beneficial ownership of shares of Class A Common Stock, which shares are shown in a separate column. The percentage of outstanding shares of Common Stock shown as beneficially owned by each of the persons or groups in the table above is shown on the same basis. In calculating the percent of total voting power held by each person or group, the voting power of shares of Common Stock (one vote per share) and Class A Common Stock (10 votes per share) has been aggregated. Except as otherwise indicated, the persons listed have advised the Company that they have sole voting power and sole dispositive power with respect to the shares of Class A Common Stock and of Common Stock indicated as owned by them.

(2)
On January 19, 2018, in a filing on Schedule 13G under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), BlackRock Inc. reported beneficial ownership as of December 31, 2017 of 2,052,460 shares of Common Stock. It reported having sole voting power as to 2,011,568 of such shares, shared voting power as to none of such shares, and sole dispositive power as to all such shares. It also reported that all of the shares of Common Stock that it beneficially owns were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of BlackRock Inc. is 55 East 52nd Street, New York, NY 10055.

(3)
On February 9, 2018, in a filing on Schedule 13G under the Exchange Act, The Vanguard Group, Inc. (“Vanguard”) reported beneficial ownership as of December 31, 2017 of 1,555,798 shares of Common Stock, as to which it reported having shared voting power of 1,455 shares; shared dispositive power of 17,338 shares; sole voting power of 17,078 shares; and sole dispositive power of 1,538,460 shares. Vanguard reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. Vanguard’s address is 100 Vanguard Boulevard, Malvern, PA 19355.

(4)
On February 9, 2018, in a filing on Schedule 13G under the Exchange Act, Dimensional Fund Advisors LP (“DFA”) reported beneficial ownership as of December 31, 2017 of 1,384,657 shares of Common Stock, as to all of which it has sole dispositive power. DFA reported having sole voting power as to 1,336,901 of the shares and shared voting power as to none of the shares. DFA also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of DFA is Palisades West, Building One, 6300 Bee Cave Road, Austin, TX 78746.

(5)
On January 10, 2018, in a filing on Schedule 13G under the Exchange Act, JPMorgan Chase & Co. (“JPM”) reported beneficial ownership as of December 31, 2017 of 896,801 shares of Common Stock, as to which it reported having sole dispositive power over all such shares; sole voting power over 812,551 such shares; and shared voting power over none of such shares. JPM also reported that all of such shares were acquired in the ordinary course of business and not for the purpose or with the effect of changing or influencing control of the Company, or in connection with any transaction having such purpose or effect. The address of JPM is 270 Park Avenue, New York, NY 10017.

(6)
The total number of shares of Common Stock reported as beneficially owned by Mr. Coté includes 14,000 shares which he has the right to acquire by the exercise of options under the Company’s 1996 Stock Incentive Plan as amended and restated as of April 4, 2013 (the “Stock Plan”). The total also includes 72,810 shares held by a trust for the benefit of his children as to which Mr. Coté’s spouse is the sole trustee with sole voting and dispositive power and 13,100 shares held by a charitable foundation as to which Mr. Coté and his spouse share dispositive and voting power. Mr. Coté disclaims beneficial ownership of the shares held in trust for the benefit of his children and the shares held by the charitable foundation.

(7)
The total number of shares of Common Stock reported as beneficially owned by Ms. D’Elia includes 14,960 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(8)
The total number of shares of Common Stock reported as beneficially owned by Ms. DeMarsilis includes 42,850 shares which she has the right to acquire by the exercise of options under the Company’s Stock Plan.

(9)
The total number of shares of Class A Common Stock beneficially owned by Mr. A. Grinberg includes 3,655,640 shares owned by Grinberg Partners L.P., a Delaware limited partnership (“GPLP”) of which Mr. A. Grinberg is a limited partner; 84,790 shares owned by trusts for the benefit of Mr. A. Grinberg’s niece and nephew, of which trusts he is a co-trustee with Mr. Mark Fishman; and 100,191 shares owned by the Grinberg Family Foundation. Mr. A. Grinberg has shared voting power with GPLP, Grinberg Group Partners (a Delaware general partnership (“GGP”) which is the general partner of GPLP), Mr. E. Grinberg and Ms. Phalen over the 3,655,640 shares owned by GPLP. Mr. A. Grinberg has shared voting and investment power with Mr. Fishman over the 84,790 shares owned by the trusts. As one of three directors of the Grinberg Family Foundation (along with Mr. E. Grinberg and Ms. Phalen), Mr. A. Grinberg has shared voting and dispositive power with such other directors over the shares owned by such foundation. This also includes 11,292 shares of Class A Common Stock and 6,426 shares of Common Stock held by a trust for the benefit of Mr. A. Grinberg of which Mr. A. Grinberg is co-trustee with Mr. E. Grinberg and Sharon Trulock, with whom he shares voting and dispositive power.

(10)
Of the shares reported as beneficially owned by Mr. E. Grinberg: 119,600 are shares of Common Stock which Mr. E. Grinberg has the right to acquire by the exercise of options under the Company’s Stock Plan; 6,425 are shares of Common Stock held by a remainder trust for the benefit of Mr. E. Grinberg (“EG Remainder Trust”), for which trust Mr. E. Grinberg is co-trustee together with Sharon Trulock with whom he shares voting and dispositive power; 12,852 are shares of Common Stock held by remainder trusts for the benefit of Ms. Phalen and Mr. A. Grinberg (“MP/AG Remainder Trusts”), for which trusts Mr. E. Grinberg is co-trustee together with Sharon Trulock and Ms. Phalen or Mr. A. Grinberg, as the case may be, with whom he shares voting and dispositive power; and 5,000 are shares of Common Stock held by the Efraim Grinberg Family Foundation for which Mr. E. Grinberg is one of two directors (the other being Sharon Trulock) with shared voting and dispositive power. The balance of Mr. E. Grinberg’s shares is comprised of shares of Class A Common Stock. Included in Mr. E. Grinberg’s total number of shares of Class A Common Stock are: an aggregate of 563,306 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself, of which trusts Mr. E. Grinberg is sole trustee; and 289,596 shares held by six testamentary trusts for the benefit of Mr. E. Grinberg’s children and the children of his siblings, of which trusts he is sole trustee. As sole trustee of the foregoing trusts, Mr. E. Grinberg has sole investment and voting power with respect to the Class A Common Stock held in such trusts. In addition, the number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes: an aggregate of 862,940 shares held by several trusts for the benefit of Mr. E. Grinberg’s siblings and himself; 855 shares held by a trust for the benefit of Mr. E. Grinberg’s nephew; and 11,291 shares held by the EG Remainder Trust. Mr. E. Grinberg is co-trustee with Sharon Trulock for each of these trusts and, as co-trustee, Mr. E. Grinberg has shared voting and dispositive power, together with Ms. Trulock, with respect to the Class A Common Stock held in such trusts. The number of shares of Class A Common Stock reported for Mr. E. Grinberg also includes 22,584 shares held by the MP/AG Remainder Trusts for the benefit of Mr. A. Grinberg and Ms. Phalen, respectively, of which Mr. E. Grinberg is co-trustee along with Sharon Trulock and Mr. A. Grinberg or Ms. Phalen (as the case may be), with whom he shares voting and dispositive power. The total number of shares of Class A Common Stock beneficially owned by Mr. E. Grinberg also includes 3,655,640 shares owned by GPLP, 100,191 shares owned by the Grinberg Family Foundation and 23,000 shares owned by the Efraim Grinberg Family Foundation. As the managing partner of GGP (the general partner of GPLP), Mr. E. Grinberg shares voting and dispositive power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GGP and GPLP. Mr. E. Grinberg also shares voting power with respect to such shares with Ms. Phalen and with Mr. A. Grinberg, both of whom are also limited partners of GPLP. Mr. E. Grinberg is one of three directors of the Grinberg Family Foundation (along with Ms. Phalen and Mr. A. Grinberg) and shares voting and dispositive power with such other directors over the shares owned by that foundation. As one of two directors of the Efraim Grinberg Family Foundation, Mr. E. Grinberg shares voting and dispositive power with the other director over the shares owned by that foundation. Mr. E. Grinberg disclaims beneficial ownership as to the shares of Class A Common Stock and Common Stock held by GPLP, the trusts of which he is a trustee and the foundations for which he is a director, except, in each case, to the extent of his pecuniary interest therein.

(11)	2,189 shares of Common Stock beneficially owned by Mr. Isserman are held in a joint account with his wife and adult daughter who share voting and dispositive power over such shares with Mr. Isserman.

(12)	The total number of shares of Common Stock beneficially owned by Mr. Morelli includes 41,900 shares which he has the right to acquire by the exercise of options under the Company’s Stock Plan.

(13)
Of the shares of Class A Common Stock reported as beneficially owned by Ms. Phalen: 531 are owned jointly with her husband, as to which she shares voting and dispositive power with him; 3,655,640 are owned by GPLP, in which Ms. Phalen is a limited partner; and 100,191 shares are owned by the Grinberg Family Foundation. Ms. Phalen shares voting power with respect to the 3,655,640 shares of Class A Common Stock held directly by GPLP with GPLP, GGP (GPLP’s general partner), Mr. E. Grinberg (GGP’s Managing Partner) and Mr. A. Grinberg. As one of three directors of the Grinberg Family Foundation (along with Mr. E. Grinberg and Mr. A. Grinberg), Ms. Phalen has shared voting and dispositive power with such other directors over the shares owned by such foundation. Of the shares of Common Stock reported as beneficially owned by Ms. Phalen, 5,786 shares are owned jointly with her husband, with whom she shares voting and dispositive power over such shares, and 15,608 shares are owned by her husband, with whom she may be deemed to share voting and dispositive power over such shares. Also includes 11,292 shares of Class A Common Stock and 6,426 shares of Common Stock held by a remainder trust for the benefit of Ms. Phalen of which Ms. Phalen is co-trustee with Mr. E. Grinberg and Sharon Trulock, with whom she shares voting and dispositive power.

(14)	Excludes double counting of shares deemed to be beneficially owned by more than one person. Unless otherwise indicated, the individuals named have sole investment and voting power.

PROPOSAL 1 - ELECTION OF DIRECTORS

Directors hold office until the next annual meeting of shareholders and until the election and qualification of their successors. Under the Company’s by-laws, the Board of Directors can change the number of directors comprising the entire Board of Directors so long as the number is not less than three. The Board of Directors currently consists of nine directors.

All of the nominees are members of the present Board of Directors. If any nominee for election to the Board of Directors should be unable to accept nomination or election as a director, which is not expected, your proxy may be voted for a substitute or substitutes designated by the Board of Directors or the number of directors constituting the Board of Directors may be reduced in accordance with the Company’s by-laws. Directors will be elected by the holders of a plurality of the voting power present in person or represented by proxy and entitled to vote. Abstentions will not be counted for purposes of the election of directors. The Board of Directors recommends that shareholders vote FOR the election of the nominees listed below.

Name	Age	Director Since	Position
Margaret Hayes Adame	78	1993	Director
Peter A. Bridgman	66	2014	Director
Richard J. Coté	63	2000	Director
Efraim Grinberg	60	1988	Chairman of the Board of Directors and Chief Executive Officer; Director
Alex Grinberg	55	2011	Senior Vice President Customer/Consumer Centric Initiatives; Director
Alan H. Howard	58	1997	Director
Richard Isserman	83	2005	Director
Nathan Leventhal	75	2003	Director
Maurice Reznik	63	2011	Director

Except for Efraim Grinberg and Alex Grinberg, who are brothers, there are no family relationships between any of the Company’s directors. There are no arrangements between any director and any other person pursuant to which any of them was elected a director.

 Margaret Hayes Adame is the President and Chief Executive Officer of Fashion Group International, Inc., an international, non-profit trade organization working with the fashion industry, which she joined in March 1993. From 1981 to March 1993, Ms. Hayes Adame was a Senior Vice President and general merchandise manager at Saks Fifth Avenue, a major retailer. For more than 19 years, she was also a member of the Board of Directors of International Flavors & Fragrances, Inc., a manufacturer and supplier of flavors and fragrances for the food, beverage, personal care and household products industries. She also serves on the Board of Trustees of Montefiore Medical Center. Her expertise in the areas of retail and fashion provide her with a thorough understanding of numerous issues involving the Company’s products and customers and makes her very suitable for service on the Board of Directors.

                   Peter A. Bridgman served as Senior Vice President and General Auditor at PepsiCo Inc. before his election to the Board of Directors of the Company in February 2014. From 2000 to 2011, Mr. Bridgman was SVP and Controller at PepsiCo Inc., during which time he led the financial reporting and control functions for the $67 billion global consumer products company, ensuring best practice governance and regulatory compliance around the world.  From 1992 to 2000, Mr. Bridgman served as SVP and Controller of Pepsi Bottling Group and from 1985 to 1992, he held positions of increasing responsibility at Pepsi International. Prior to that, Mr. Bridgman spent 12 years at KPMG where he had global client audit responsibilities. Mr. Bridgman served on the board of Alltel Corporation, a $10 billion wireless provider acquired by Verizon in 2009, and Pepsi Bottling Ventures, an $800 million private beverage manufacturer. He received a B.S. in Economics and Accounting from Bristol University in England, and is both a Certified Public Accountant in the United States and a Chartered Accountant in England. Mr. Bridgman’s extensive experience in financial reporting and internal control and his background in public accounting qualify him for service on our Board of Directors and provide the Board of Directors with additional expertise in these areas.

Richard Coté retired from his position as Vice Chairman and Chief Operating Officer of the Company in July 2016. Mr. Coté, who continues to serve as a member of the Board of Directors, joined the Company in January 2000 as Executive Vice President – Finance and Administration. In May 2001, Mr. Coté was promoted to Executive Vice President - Chief Operating Officer; in March 2010, he was promoted to the position of President and Chief Operating Officer; and in July 2014, he was promoted to Vice Chairman and Chief Operating Officer. Prior to joining the Company, Mr. Coté worked for Colgate-Palmolive, a global consumer goods company, where, from 1998 to 2000, he was Vice President and Chief Financial Officer for U.S. operations, and from 1993 to 1998, he was Vice President and Chief Financial Officer for Asia/Pacific operations. Prior to joining Colgate-Palmolive, Mr. Coté spent eight years at KPMG LLP in public accounting. Mr. Coté’s extensive experience in the areas of international business, accounting and corporate operations, as well as his familiarity with the Company, make him well qualified for service on the Board of Directors.

Efraim Grinberg joined the Company in June 1980 and served as the Company’s Vice President of Marketing from February 1985 until July 1986, at which time he was elected to the position of Senior Vice President of Marketing. From June 1990 to October 1995, Mr. E. Grinberg served as the Company’s President and Chief Operating Officer and, from October 1995 until May 2001, served as the Company’s President. In May 2001, Mr. E. Grinberg was elected to the position of President and Chief Executive Officer and, in addition, effective January 31, 2009, he was elected Chairman of the Board of Directors. In March 2010 Mr. E. Grinberg resigned as President. He continues to serve as the Company’s Chairman of the Board of Directors and Chief Executive Officer. Mr. E. Grinberg’s more than three decades of experience in the watch industry and in a variety of positions at the Company during this period of its growth provides him with extensive knowledge of the Company’s brands, markets, competitors, customers and other aspects of its business and the industry as a whole and qualifies him for service on the Board of Directors. Mr. E. Grinberg also serves on the Board of Directors of Lincoln Center for the Performing Arts, Inc. and Jewelers of America.

Alex Grinberg joined the Company in December 1994 as a territory manager for the Movado brand and was promoted to Vice President of International Sales for the Concord brand in June 1996. From February 1999 through October 2001 he was stationed in the Far East, developing Movado Group brands in Hong Kong and Japan. Beginning in November 2001 he held a number of positions of increasing responsibility within the Concord brand in the United States until November 2010, when he was appointed to his current position of Senior Vice President of Customer/Consumer Centric Initiatives with responsibility for creating programs to enhance the Company’s relationships with its retail partners and improve its worldwide customer service and after sales service performance. Mr. A. Grinberg’s many years with the Company, during which time he has held a number of positions in sales and brand management, and his international experience, make him well qualified for service on the Board of Directors.

Alan Howard is the Managing Partner of Heathcote Advisors LLC, which he formed in March 2008 and which provides financial advisory services as well as makes principal investments. In addition, Mr. Howard is the President of Dynatech/MPX Holdings LLC (“D/M Holdings”), a privately held company that is a global supplier and service provider of military aircraft parts for multiple platforms and engines. Mr. Howard has been a member of the Board of Directors of D/M Holdings since 2012 and serves as chief executive officer of one of its two operating companies (Dynatech International LLC), while also sitting on the boards of D/M Holdings’ two operating companies (Dynatech International LLC and Military Parts Exchange LLC). He is also currently a Senior Advisor at Rossoff & Company LLC, an independent investment banking firm that provides advice on mergers and acquisitions, corporate finance and restructurings and assists on raising debt and equity capital in the private and public markets. In April 2018, Mr. Howard also began serving on the boards of directors of a number of equity, fixed income and money market funds managed by the Dreyfus Corporation, an investment advisor. From September 2008 through June 2010 he was Managing Partner of S3 Strategic Advisors LLC, which provides strategic advice to hedge funds and asset managers. Prior to July 2006, Mr. Howard was a Managing Director of Credit Suisse First Boston LLC (“CSFB”), an international provider of financial services. He had been with CSFB and its predecessor companies since 1985. As a Managing Director in the Global Industrial and Services Investment Banking Group, he was an advisor to several of the firm’s most important clients on mergers and acquisitions, corporate finance and capital raising assignments. With his broad experience in investment banking, Mr. Howard provides the Board of Directors with corporate finance, capital markets and mergers and acquisitions experience.

                   Richard Isserman had a distinguished career of nearly 40 years with KPMG LLP and, for 26 years, served as Audit Partner in KPMG’s New York office. He also led KPMG’s real estate audit practice in New York and was a member of the firm’s SEC Reviewing Partner’s Committee. Mr. Isserman retired from KPMG in June 1995. He is a licensed New York State CPA. Based on his years of demonstrated leadership in the field of public accounting, Mr. Isserman provides our Board of Directors with in-depth knowledge and experience in financial, accounting and risk management issues.

Nathan Leventhal served as Chief of Staff to Mayor John Lindsay, Deputy Mayor to Mayor Ed Koch, and Transition Chairman for both Mayors David Dinkins and Michael Bloomberg. He chaired Mayor Michael Bloomberg’s Committee on Appointments during his three terms as Mayor and was a Commissioner on the New York City Planning Commission from 2007 to 2011. He currently serves on the boards of directors of a number of equity, fixed income and money market funds managed by the Dreyfus Corporation, an investment advisor, and serves on the Budget and Finance Committee of the Town of Southampton, New York. Mr. Leventhal is a former partner of the law firm Poletti Freidin Prashker Feldman & Gartner. Other New York City governmental positions held by Mr. Leventhal include Fiscal Director of the Human Resources Administration, Commissioner of Rent and Housing Maintenance, Commissioner of Housing Preservation and Development, and Secretary of the New York City Charter Revision Commission. In Washington, D.C., Mr. Leventhal served as an attorney in the Office of the Air Force General Counsel, Assistant to the Executive Director of the Equal Employment Opportunity Commission, and Chief Counsel to the U.S. Senate Subcommittee on Administrative Practice and Procedure. In the not-for-profit sector, Mr. Leventhal served for 17 years as President of Lincoln Center for the Performing Arts, where he is now President Emeritus. Mr. Leventhal’s wealth of experience in the areas of government, law, public policy, fiscal affairs and management makes him well qualified to serve on our Board of Directors.

     Maurice Reznik is the Chief Executive Officer of the Women’s Intimate Apparel division in the United States and Great Britain for Delta Galil Industries, Ltd. and President of Delta Galil USA. He served as the Chief Executive Officer and a member of the Board of Directors of Maidenform Brands, Inc., a global intimate apparel company, from July 2008 to April 2014. From May 2004 until July 2008, he was President of Maidenform Brands with responsibility for marketing, merchandising, design and sales for both branded and private label products. From April 1998 to May 2004, Mr. Reznik was President of the Maidenform division of Maidenform Brands’ predecessor company and, in the 19 years prior to joining Maidenform, held various sales and management positions in the intimate apparel industry, including President of Warner’s Intimate Apparel Group, a division of Warnaco, Inc. Mr. Reznik is also the founder of the For Love of Life Colon Cancer charity and serves on the Board of Directors of public company KapStone Paper and Packaging Corporation (whose board Mr. Reznik joined in July 2014) and not-for-profits Dignity U Wear and Queens College. He also serves on the Parent Leadership Council of Shatterproof, a 501(c)(3) organization dedicated to reducing the impact of addiction on families across America. With over 30 years of experience working in positions of increasing responsibility in the intimate apparel industry, and as the CEO of a public, consumer products company, Mr. Reznik has expertise in product design and sourcing, wholesale, retail, brand development and merchandising, as well as in core business areas such as strategy and business development, operations, brand management, finance, compliance and risk management, all of which make him well qualified to serve on the Board of Directors.

THE BOARD OF DIRECTORS AND CORPORATE GOVERNANCE

Board of Directors Leadership Structure

Prior to January 31, 2009, the positions of Chairman of the Board of Directors and Chief Executive Officer were held by two individuals. Following the retirement and passing of the Company’s former Chairman, Mr. Gedalio Grinberg, the Board of Directors appointed Mr. Efraim Grinberg, who at that time was the Chief Executive Officer and a sitting Board of Directors member, to also serve as Chairman.  In making the decision to combine the positions of the Chairman and Chief Executive Officer, the Board of Directors took into consideration Mr. E. Grinberg’s almost 30 years of management, financial and administrative leadership at the Company and his extensive knowledge of, and experience with, other aspects of the Company’s business and concluded that he is the director most capable of guiding our business, at both the strategic and operational levels.

In May 2011, upon the recommendation of the Nominating/Corporate Governance Committee, the Board of Directors established the position of “lead director” to help coordinate the activities of the other independent directors and to perform such other duties and responsibilities as the Board of Directors may determine from time to time. Mr. Howard was appointed by the Board of Directors as lead director at that time and currently continues to serve in that capacity, in addition to chairing the Compensation Committee. The primary duties of the lead director include providing advice on agendas for, and the scheduling of, Board of Directors meetings, advising the Chairman as to the quality, quantity and timeliness of the information submitted by the Company’s management to the Board of Directors, serving as the principal liaison for consultation and communication between the independent directors of the Board of Directors and the Chairman, without inhibiting direct communication between the Chairman and the other directors, and presiding at meetings of the Board of Directors in the absence of, or upon the request of, the Chairman and presiding at all meetings of the independent directors.

The composition of the Board of Directors, the tenure of the directors with the Company, the overall experience of the directors and the experience that the directors have had with the Chairman, the lead director and the executive management group permit and encourage each member to take an active role in all discussions, and each member does actively participate in all substantive discussions. We believe that our current Board of Directors leadership structure is serving the Company well at this time.

Board of Directors Meetings and Committees

In fiscal 2018, the Board of Directors held eleven meetings. All directors attended at least 75% of the meetings of the Board of Directors and of the committees on which they served.

The Board of Directors has three committees:

•	Audit;

•	Compensation; and

•	Nominating/Corporate Governance.

The members of the committees and their chairs are appointed by the Board of Directors annually. Each committee is comprised entirely of independent directors in accordance with NYSE listing standards. Each committee operates under a written charter which is available at the Company’s website at www.movadogroup.com by clicking on “Investor Center”, “Corporate Governance,” “Committee Composition” and then the name of the respective committee. Committee charters are also available in print upon the written request of any shareholder. The current committee membership is as follows:

Audit Committee	Compensation Committee	Nominating/Corporate Governance Committee
Richard Isserman *	Alan H. Howard *	Nathan Leventhal *
Peter A. Bridgman	Margaret Hayes Adame	Margaret Hayes Adame
Alan H. Howard	Nathan Leventhal	Peter A. Bridgman
Maurice Reznik	Maurice Reznik	Richard Isserman
* Committee Chair

                  Audit Committee

The Board of Directors has determined that each member of the Audit Committee is an “audit committee financial expert” as defined under the rules adopted by the SEC and, therefore, has accounting or related financial expertise in accordance with the NYSE listing standards. The Audit Committee held four meetings in fiscal 2018.

The principal functions of the Audit Committee are to (i) appoint, approve the compensation of, terminate and oversee the work of the Company’s independent auditors; (ii) approve in advance all audit and permissible non-audit services provided to the Company by independent auditors; (iii) review, in consultation with the Company’s independent auditors, management and the Company’s internal auditors, the Company’s financial reporting process, including its internal controls; (iv) review, with management and the Company’s independent auditors, the Company’s annual and quarterly financial statements before the same are publicly filed; and (v) report regularly to the Board of Directors with respect to any issues that arise concerning, among other things, the quality or integrity of the Company’s financial statements, the performance of the internal audit function, the Company’s compliance with legal requirements and the performance and independence of the Company’s independent auditors.

Compensation Committee

The Compensation Committee held five meetings in fiscal 2018. The principal functions of the Compensation Committee are to (i) review and approve corporate goals and objectives relevant to the CEO’s compensation, evaluate the CEO’s performance in light of those goals and objectives and set the CEO’s compensation level based on that evaluation; (ii) review and approve compensation levels for non-CEO executive officers and key employees of the Company; (iii) review significant employee benefit programs; and (iv) establish and administer executive compensation programs, including bonus plans, stock option and other equity-based programs, deferred compensation plans and any other cash or stock incentive programs.

For additional information concerning the operation of the Compensation Committee, including the role of outside compensation consultants and management in the process of determining the amount and form of executive compensation, see “Compensation Discussion and Analysis” below.

Compensation Committee Interlocks and Insider Participation

The Company’s Compensation Committee was at all times during fiscal year 2018 comprised entirely of independent directors who at no time were executive officers or employees of the Company. No executive officer of the Company has ever served as a member of the Board of Directors or compensation committee of any company whose executive officers include a member of the Board of Directors or the Compensation Committee.

Nominating/Corporate Governance Committee

The Nominating/Corporate Governance Committee held two meetings in fiscal 2018. The principal functions of the Nominating/Corporate Governance Committee are to (i) identify individuals qualified to become directors, consistent with criteria approved by the Board of Directors, and recommend director candidates to the Board of Directors; (ii) develop and recommend corporate governance principles to the Board of Directors; (iii) oversee the adoption of a code of ethics for directors, officers and employees of the Company and assure that procedures are in place for disclosure of any waivers of that code for directors or executive officers; and (iv) facilitate an annual assessment of the performance of the Board of Directors and each of its committees.

The Board of Directors and individual committee self-assessments typically occur each May or June. The annual Board of Directors self-assessment is organized by the chairman of the Nominating/Corporate Governance Committee who generally circulates a list of proposed key discussion topics as well as current and relevant governance issues in advance of the meeting to each member of the Board of Directors for review, consideration and input. Topics are centered on Board of Directors practices and performance and are intended to and do engender analysis and robust discussion. Management members of the Board of Directors attend and participate in the first part of the self-assessment meeting together with the non-employee directors, after which the non-employee directors meet alone. At the first regularly scheduled Board of Directors meeting following the self-assessment meetings, the Nominating/Corporate Governance Committee chairman reports to the full Board of Directors on the results of the Board of Directors self-assessment. Based on those results and any recommendations coming out of the self-assessment, the Board of Directors may implement changes, as appropriate, to its corporate governance guidelines or other processes.

Identifying and Evaluating Candidates for the Board of Directors

In considering possible candidates to serve on the Board of Directors, the Nominating/Corporate Governance Committee will take into account all appropriate qualifications, qualities and skills in the context of the current make-up of the Board of Directors and will consider the entirety of each candidate’s credentials. In addition, the Nominating/Corporate Governance Committee will evaluate each nominee according to the following criteria: personal character, accomplishments, integrity, and reputation in the business community; knowledge of the industry in which the Company does business; sound business judgment; leadership ability and capacity for strategic thinking; experience working constructively with others; sufficient time to devote to Board of Directors matters; diversity of viewpoints and backgrounds; and the absence of any conflict of interest that might interfere with performance as a director. While the Nominating/Corporate Governance Committee has no other policy with respect to the consideration of diversity in identifying nominees, it seeks directors who represent a diverse mix of backgrounds and experiences that will enhance the quality of the Board of Directors’ deliberations and decisions.

Shareholders may recommend director candidates for consideration by the Nominating/Corporate Governance Committee. To have a candidate considered by the Nominating/Corporate Governance Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the shareholder and evidence of the shareholder’s ownership of Company stock, including the number and class of shares owned and the length of time of ownership;

•	A description of all arrangements or understandings between the shareholder and each candidate pursuant to which the nomination is being made;

•
The name of the candidate, the candidate’s résumé or a listing of his or her qualifications to be a director of the Company and the person’s consent to be named as a director if nominated by the Board of Directors; and

•
Such other information regarding each proposed candidate as would be required to be included in a proxy statement under the rules of the SEC if such candidate had been nominated by the Board of Directors.

 Each such recommendation must be sent to the Secretary of the Company at Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556 and must be received within the time indicted above under “When are shareholder proposals due for consideration at next year’s annual meeting?”. The Nominating/Corporate Governance Committee will evaluate shareholder recommended director candidates in the same manner as it evaluates director candidates identified by other means.

Corporate Governance Guidelines

The Company has adopted a Code of Business Conduct and Ethics that applies to all directors, officers and employees, including the Company’s Chief Executive Officer, Chief Financial Officer and principal accounting and financial officers.

The Company’s Corporate Governance Guidelines and its Code of Business Conduct and Ethics are available on the Company’s website at www.movadogroup.com by clicking on “Investor Center” and then “Corporate Governance.” The Corporate Governance Guidelines and the Code of Business Conduct and Ethics are also available in print, without charge, upon the written request of any shareholder.

Director Independence

The listing standards of the NYSE require that a majority of the Board of Directors be independent. No director qualifies as independent unless the Board of Directors affirmatively determines that the director has no material relationship with the Company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company). The Board of Directors broadly considers all relevant facts and circumstances relative to independence and considers the issue not merely from the standpoint of the director, but also from the viewpoint of persons or organizations with which the director has an affiliation. Material relationships can include commercial, industrial, banking, consulting, legal, accounting, charitable and familial relationships (among others). In accordance with the NYSE listing standards, the Board of Directors has adopted categorical standards of director independence that provide that none of the following relationships will be considered a material relationship that would impair a director’s independence:

•
A director who is a director, an executive officer or an employee, or whose immediate family member is a director, an executive officer or an employee, of a company that makes payments to, or receives payments from, the Company for goods or services in an amount which, in any single fiscal year, is less than the greater of $1,000,000 and 2% of such other company’s consolidated gross revenues; or

•
A director who serves, or whose immediate family member serves, as an executive, officer, director, trustee or employee of a charitable organization and the Company’s discretionary charitable contributions to the organization are less than the greater of $1,000,000 and 2% of that organization’s consolidated gross revenues.

The Board of Directors has determined that all of the members of the Board of Directors, with the exception of Alex Grinberg, Efraim Grinberg and Richard Coté, representing a majority of the entire Board of Directors, are independent under the NYSE listing standards and satisfy the Company’s categorical standards set forth above.

In addition, in accordance with the NYSE listing standards, the Board of Directors has determined that the Compensation Committee and Nominating/Corporate Governance Committee are composed entirely of independent directors. The Board of Directors has also determined that each member of the Audit Committee is independent under the applicable rules of the SEC and under the NYSE listing standards.

Executive Sessions of Non-Management Directors

The non-management directors hold regular executive sessions without management at least once each quarter. The lead director is designated to chair these executive sessions under the Company’s Corporate Governance Guidelines.

Board of Directors Role in Risk Oversight

While management is responsible for managing the various risks that may arise in the course of the Company’s business, the Board of Directors has a role in the oversight of the risk management process. The Board of Directors and, as appropriate, its committees regularly meet to receive and discuss operating and financial reports presented by the Chairman of the Board of Directors and Chief Executive Officer, the Chief Financial Officer, the Company’s General Counsel, the Senior Vice President of Human Resources, the Senior Vice President of Global Information Technology and Operations, the Vice President of Internal Audit and Business Controls and numerous other officers and employees of the Company as well as experts and other advisors. In addition, each year management presents a budget and business plan for the following fiscal year which is reviewed by and discussed with the Board of Directors. Management also regularly discusses with the Board of Directors strategic initiatives and the associated risks. The Board of Directors also reviews specific risk areas on a regular basis. These include insured risks, disaster recovery, management authority and internal controls, litigation risks, risks associated with the Company’s information systems and data privacy, foreign currency risks, risks associated with the Company’s customer mix, supply chain and credit risks, inventory risks and other operational and financial risks. The Audit Committee has particular oversight responsibility with respect to the preparation and audit of the Company’s financial statements and internal audit issues and is specifically charged in its charter to, and does, discuss with management and the independent auditor the Company’s policies with respect to risk assessment and risk management. The Audit Committee concerns itself most specifically with the integrity of the financial reporting process, but also with personnel, asset and information security risk. All committee meetings are open to the other directors and many regularly attend because the committee meetings are regularly scheduled on the same day as Board of Directors meetings.

Compensation Risk Assessment

We believe that the performance goals and incentive plan structures generally established under the Company’s executive, annual and long-term incentive programs would not contribute to excessive risk by our senior executives or employees. The approved goals under our incentive programs are consistent with our financial operating plans and strategies, and these programs are discussed and reviewed by the Compensation Committee. The Company’s compensation systems are balanced, rewarding both short-term and long-term performance, and its performance goals are team oriented rather than individually focused, and include measurable factors and objective criteria. The Compensation Committee is actively engaged in setting compensation systems, monitoring those systems during the year and using discretion in making rewards, as necessary. As a result of the procedures and practices described above, the Committee believes that the Company’s compensation policies and practices for its employees do not encourage risk taking that is reasonably likely to have a material adverse effect on the Company.

Communications with the Board of Directors

Shareholders and other interested parties desiring to communicate directly with the full Board of Directors, the Audit Committee of the Board of Directors, the non-management directors as a group or with any individual director or directors may do so by sending such communication in writing addressed to the attention of the intended recipient(s), c/o Secretary and General Counsel, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, NJ 07652-3556. Interested parties may communicate anonymously and/or confidentially if they desire. All communications received that relate to accounting, internal accounting controls or auditing matters will be referred to the chairman of the Audit Committee unless the communication is otherwise addressed. All other communications received will be forwarded to the appropriate director or directors.

Director Attendance at Annual Meeting

The Company encourages all of the directors to attend each annual meeting of shareholders. To the extent reasonably practicable, the Company regularly schedules a meeting of the Board of Directors on the same day as the Annual Meeting of Shareholders. All of the members of the Board of Directors attended the 2017 Annual Meeting of Shareholders.

EXECUTIVE OFFICERS

For detailed information concerning Efraim Grinberg, see the listing for Mr. E. Grinberg under the heading “PROPOSAL 1 - ELECTION OF DIRECTORS” above. The names of the other current executive officers of the Company (and their respective ages as of the date of this proxy statement) are set forth below, together with the positions held by each during the past five or more years.

Name	Age	Position
Vivian D’Elia	66	Senior Vice President, Human Resources
Sallie A. DeMarsilis	53	Chief Financial Officer; Principal Accounting Officer
Frank A. Morelli	67	Senior Vice President, Global Information Technology and Operations
Mitchell C. Sussis	53	Senior Vice President, General Counsel and Secretary

Ms. D’Elia joined the Company in October 1994 as Vice President of Human Resources and was promoted to Senior Vice President of Human Resources in July 1997. Prior to joining the Company, she was the Director of Human Resources at Brother International, a provider of home, home office and business products. Prior to that, Ms. D’Elia spent ten years at Polychrome, a division of Sun Chemical, where she was Vice President, Human Resources.

Ms. DeMarsilis joined the Company in January 2008 as a Senior Vice President of Finance and was appointed Chief Financial Officer and Principal Accounting Officer effective March 31, 2008. From December 2004 through December 2007, she served as Senior Vice President of Finance with The Warnaco Group, Inc., a global wholesaler and retailer of apparel. Prior to that, Ms. DeMarsilis held several senior financial positions with Ann Inc. (formerly known as Ann Taylor Stores Corporation), a specialty retailer in the United States of women’s apparel, shoes and accessories, from November 1994 through December 2004, including Controller and Senior Vice President of Finance. Both The Warnaco Group, Inc. and Ann Inc. were publicly traded companies during Ms. DeMarsilis’ tenure. Ms. DeMarsilis is a Certified Public Accountant and worked in public accounting with Deloitte & Touche LLP for eight years before joining Ann Inc.

Mr. Morelli began with the Company in February 2006 as Senior Vice President Business Processes and Chief Information Officer and was later named Senior Vice President, Operations and Global Information Technology. Immediately prior to joining the Company and since 1995, Mr. Morelli was the Vice President – Global Information Technology at Colgate-Palmolive Company, a global consumer goods company, which he joined in 1973. Prior to 1995, Mr. Morelli held a number of different positions of increasing responsibility in the areas of information technology, finance, customer service, distribution/logistics and marketing.

              Mr. Sussis joined the Company in November 2015 as Senior Vice President, General Counsel and Secretary. Immediately prior to joining the Company, Mr. Sussis served as Vice President and Deputy General Counsel of Time Inc., an international media company, since January 2014. Prior thereto, he served as Senior Vice President and Deputy General Counsel of Level 3 Communications, Inc., a global telecommunications services provider, since October 2011, and as Senior Vice President, Deputy General Counsel and Secretary of Global Crossing Limited from 1999 until its acquisition by Level 3 Communications in 2011. Earlier in his career, Mr. Sussis held senior legal positions at The Dun & Bradstreet Corporation and Automatic Data Processing, Inc., after having started in legal practice in 1989 at the international law firm of Simpson Thacher & Bartlett LLP.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Role of the Compensation Committee

The Compensation Committee of the Board of Directors (for purposes of this analysis, the “Committee”) is responsible for reviewing and approving annually corporate goals with respect to the compensation of the Company’s Chief Executive Officer (“CEO”), evaluating the performance of the CEO against those goals and determining the CEO’s compensation based on that evaluation. In addition, the Committee also reviews and approves the structure and levels of compensation for the Company’s other executive officers and senior management; reviews and approves significant compensation programs generally, including performance goals under annual and long-term incentive plans; and reviews and administers the Company’s 1996 Stock Incentive Plan, as amended and restated as of April 4, 2013 (the “Stock Plan”). Throughout this proxy statement, the individuals who served as the Company’s CEO or Chief Financial Officer (“CFO”) during fiscal 2018, as well as the other individuals included in the SUMMARY COMPENSATION TABLE below, are referred to as the “named executive officers”. The named executive officers include Ricardo Quintero, who served as the Company’s President until his separation from the Company on April 30, 2017.

The Committee considers feedback from our shareholders regarding the Company’s executive compensation programs, including the results of our shareholders’ advisory vote on executive compensation. At the 2017 annual meeting, over 96% of the votes represented at the meeting and over 99% of the votes cast approved our executive compensation program. Also, in accordance with the preference indicated by more than 96% of the votes cast at our 2017 annual meeting regarding the frequency of future advisory votes on executive compensation, the Board of Directors decided that such future advisory votes would be submitted to shareholders every year. Shareholders are invited to express their views to the Board of Directors regarding executive compensation as well as other matters as described in this proxy statement under the heading “Communications with the Board of Directors”.

Compensation Objectives

The fundamental purpose served by every compensation recommendation made by the Company and approved by the Committee is to appropriately reward, motivate, retain and attract a group of highly qualified individuals who contribute to the Company’s continued success, with the ultimate objective of enhancing shareholder value. The three most significant elements of compensation used by the Company in developing specific compensation packages offered to its executives and management level employees generally are: (1) base salary, (2) annual incentive cash bonuses and (3) long term equity compensation. Of these, annual incentive cash bonuses and equity compensation vary with performance, are closely linked to the creation of long-term shareholder value and, as such, most closely align executives’ interests with those of the Company’s shareholders. The Company and the Committee believe that the most effective executive compensation programs are those designed to reward the achievement of specific strategic and financial goals set by the Company and those that are closely linked to the creation of long-term shareholder value; therefore, a significant portion of the total compensation that may be earned by the named executive officers is determined by these performance-based elements.

Setting Executive Compensation

With the foregoing objectives in mind, the Company determines overall compensation levels for the named executive officers and senior management based on particular facts and circumstances, including, for example, the experience level and performance of the individual executive and market factors.

The Committee periodically engages the services of independent executive compensation and benefits consulting firms, primarily Frederic W. Cook & Co., Inc. (“FW Cook”), to advise on the structure of the Company’s compensation programs and to assist it in assessing the competitiveness of the Company’s executive and non-employee director compensation levels. Although the Committee did not receive a formal report on executive compensation from FW Cook during fiscal 2018, the Committee Chairman consulted with FW Cook on various compensation issues during the year.

The Committee does not rely solely, or even primarily, on available compensation data from any single group of companies because the Committee believes that the Company competes for top executive talent with many other larger companies in addition to companies that may be considered to be the Company’s peer group. Therefore, the Committee considers prevailing compensation trends and practices in other industries and other companies but does not engage in any formal benchmarking with respect to these other industries or companies.

Consistent with the Company’s compensation philosophy, a significant percentage of total compensation, particularly in the case of the named executive officers, is allocated to performance-based incentive compensation. The Committee reviews information made available to it periodically from outside compensation consultants and annually from the Company’s Senior Vice President of Human Resources to determine the appropriate level and mix of incentive compensation as among cash and non-cash or short-term and long-term incentive compensation. In setting the compensation for the CEO and the other named executive officers for fiscal 2018, the Committee considered the financial performance of the Company in fiscal 2017, the Company’s projected financial performance in fiscal 2018, the Company’s historical base pay, bonus and equity grant data from the previous three fiscal years and information relating to compensation survey data from the luxury goods industry provided by the Company’s Senior Vice President of Human Resources.

The Committee makes all compensation decisions affecting the compensation awarded to the CEO. With respect to the compensation of the other named executive officers and other senior executives, the Committee considers the recommendations of the CEO and the Senior Vice President of Human Resources, including recommendations regarding salary adjustments and annual award amounts. Subject to any applicable plan limitations, the Committee may exercise its discretion in modifying any recommended adjustments or awards to executives. The Committee also reviews total compensation earned by and awarded to the named executive officers for the prior three years.

Fiscal 2018 Executive Compensation Components

                For the fiscal year ended January 31, 2018, the principal components of compensation for the named executive officers were:

•	base salary;

•	performance-based annual incentive compensation;

•	equity incentive compensation;

•	retirement and other post-employment benefits; and

•	perquisites and other personal benefits.

Base Salary

The Company provides named executive officers and other employees with base salary to compensate them for services rendered during the fiscal year. Base salaries for named executive officers are determined by the Committee for each individual in light of the Committee’s assessment of the responsibilities relative to the position under consideration, as well as each individual’s background, training and experience, and by reference to the competitive marketplace for comparable talent. Annual increases in base salary levels, if warranted, are reviewed with reference to the individual’s performance, the performance of the Company as a whole and the prevailing rate of increase in base salary levels generally in the competitive marketplace with respect to similar executive positions. During its review of base salaries for executives, the Committee primarily considers:

•	market data with respect to average merit and cost of living increases for similar positions;

•	internal review of the executive’s compensation, both individually and relative to other executive officers; and

•	individual performance of the executive.

For fiscal 2018, the Committee determined to maintain the salaries of all of the named executive officers at their fiscal 2017 levels.

Performance-Based Annual Incentive Compensation

The Company has two plans that in recent years have together governed the annual performance-based incentive compensation program in which each of its named executive officers, other executives and key management level employees participate: the Movado Group, Inc. Executive Performance Plan (the “EPP”), in which only the CEO and the three most highly compensated executive officers as of the last day of the Company’s taxable year, excluding the principal financial officer (“Covered Employees”), have participated; and the Annual Incentive Compensation Plan, in which all bonus-eligible employees (including the named executive officers) participate. These plans were designed to tie a significant portion of participants’ annual cash compensation to the Company’s annual financial performance. For the Covered Employees, the EPP was intended to ensure that certain minimum corporate performance objectives were achieved before the Covered Employees could become eligible for an award under the Annual Incentive Compensation Plan. However, in light of the Tax Cuts and Jobs Act of 2017 (as discussed below under “Tax and Accounting Implications-Deductibility of Executive Compensation”), the Company does not anticipate using the EPP in connection with its annual performance-based incentive compensation program in the future, although the Committee intends to continue to establish financial performance goals under the Annual Incentive Compensation Plan.

Under the EPP and consistent with Section 162(m) of the Internal Revenue Code (the “Code”) prior to the amendment of Section 162(m) as part of the Tax Cuts and Jobs Act of 2017, within 90 days after the beginning of each fiscal year the Committee historically established target and maximum incentive levels for the Covered Employees expressed as a percentage of their respective base salaries. At the same time, the Committee established a corporate performance objective that was required to be met before any annual incentive payments could be made under the EPP to any of the Covered Employees. As was the case in the six prior fiscal years, for fiscal 2018 the Committee selected adjusted operating profit as the performance objective for the EPP.

For fiscal 2018, the Committee set the target annual incentive payments (based on 100% bonus pool funding of the Annual Incentive Compensation Plan discussed below) for the CEO at 100% of his base salary; for Mr. Morelli at 50% of his base salary; for Ms. DeMarsilis at 50% of her base salary; for Mr. Sussis at 40% of his base salary; and for Ms. D’Elia at 30% of her base salary. Mr. Quintero did not participate in the fiscal 2018 incentive compensation program due to the cessation of his employment on April 30, 2017. The Committee determines the target bonus for each named executive officer by exercising its subjective judgment of what an appropriate percentage is, informed by a consideration of the target bonus that was in effect for such officer for each of the three previous years and such person’s total compensation compared to target bonus levels and total compensation payable to other executive officers in other positions within the Company and, more generally, relative to similar executive positions in the broad competitive marketplace. In addition, the Committee established the maximum annual incentive payments under the EPP to any of the named executive officers at 200% of their target annual incentive amounts. The EPP provided that total cash incentives payable thereunder to all the named executive officers (or any single named executive officer) in any year may not exceed $5 million. Please see the GRANTS OF PLAN-BASED AWARDS TABLE for the target and maximum annual incentive awards payable to each of the named executive officers in respect of fiscal 2018.

No payments were permitted to be made to any of the Covered Employees under the EPP unless the threshold corporate performance objective for the year was achieved. For fiscal 2018, the threshold performance goal under the EPP was established as operating profit of $35 million, adjusted for restructuring charges and other unusual items. This goal was achieved for fiscal 2018.

After determining that the corporate performance goal under the EPP was achieved, the Committee next assessed the Company’s overall financial performance and each Covered Employee’s individual performance in exercising its discretion to determine his or her annual bonus payout under the fiscal 2019 Annual Incentive Compensation Plan. The financial performance targets approved by the Committee under the Annual Incentive Compensation Plan were determined within 90 days after the beginning of the award period taking into account the Company’s operating budget for the year. The table below shows these financial performance targets at the level intended to correspond to 100% bonus funding, as well as the results actually achieved for the year.

Measure	Target	Actual (Adjusted)*
Net Sales	$535.0 million	$568.0 million
Gross Profit	$285.2 million	$300.2 million
Gross Margin %	53.3%	52.9%
Operating Profit	$58.0 million	$63.6 million
Cash Flow from Operations	$42.5 million	$54.7 million
Net Income	$38.5 million	$46.5 million
EPS	$1.65	$2.00

*Consistent with the Annual Incentive Compensation Plan, Gross Profit, Gross Margin %, Operating Profit, Net Income and EPS were adjusted to exclude the impacts of $6.8 million (pre-tax) of transaction charges and the amortization of acquisition accounting adjustments associated with the acquisition of the Olivia Burton brand, a $13.6 million pre-tax charge related to cost-savings initiatives, and a $45 million pre-tax charge related to the impact of the Tax Cuts and Jobs Act of 2017.

The financial performance measures serve the purpose of providing the Committee with objective criteria by which to assess the Company’s performance notwithstanding that they are not assigned a relative weight to one another. It is not necessary that every single corporate performance measure be met for bonuses to be paid and the Committee may determine in its discretion to pay bonuses to the named executive officers regardless of whether any of the Annual Incentive Compensation Plan targets are met. Similarly, even if all the corporate performance targets are met, the Committee retains the discretion to modify or eliminate the annual incentive payable to each named executive officer.

In addition to the financial performance targets, the Committee also considers individual performance in determining the amount of each named executive officer’s bonus payment under the Annual Incentive Compensation Plan. There is no specific relative weight given by the Committee to the financial performance of the Company as compared to the individual performance of any executive officer. The Committee retains the sole discretion to determine the amount of each named executive officer’s annual incentive payment regardless of the extent to which any of the performance criteria (individual or corporate) are met, subject, in the case of any bonus payment to a Covered Employee under the EPP, to the achievement of the threshold corporate performance objective for the year under the EPP. However, in exercising its discretion the Committee does, in practice, take into account these criteria, including individual performance. In considering individual performance, the Committee is briefed by, and relies on a general summary assessment and recommendation provided by, the Company’s CEO and/or Senior Vice President of Human Resources relative to the performance of the named executive officers (other than the CEO). That summary assessment and recommendation is based on and generally reflects the individual assessment provided by each named executive officer’s immediate supervisor which itself would typically address the individual performance goals of such named executive officer as well as his or her overall performance. Therefore, when the Committee considers individual named executive officer performance in this way, including consideration of whether individual goals have been met, the Committee does so indirectly as it is not apprised of any named executive officer’s specific personal goals nor does it (with the exception of the CEO) independently consider, or assess individual named executive officer performance relative to, those goals.

When it considers the individual performance of the CEO in exercising its discretion to approve any annual incentive payment to be made to him, the Committee refers to the CEO’s individual performance goals but does not base its assessment of his performance solely or even primarily on those goals since it may, consistent with the plan, approve award payments regardless of whether other performance criteria (besides the threshold corporate performance goal established under the EPP) have been met. The goals set for the CEO for fiscal 2018 included non-quantitative objectives that were not specifically considered by the Committee as part of its determination of his cash incentive payment under the Annual Incentive Compensation Plan. However, the Committee does evaluate the CEO’s individual performance against those other objectives for the year subsequent to and separate from the deliberative process conducted under the Annual Incentive Compensation Plan.

In determining the annual incentive compensation payments for the named executive officers for fiscal 2018, the Committee considered the factors described above. The Committee noted that the Company had achieved the threshold corporate performance objective under the EPP and the targeted levels of financial performance established under the Annual Incentive Compensation Plan, with the exception of Gross Margin %. The Committee also took into account the impact of the acquisition of the Olivia Burton brand, the challenging retail and watch industry environment, and the favorable impacts of foreign currency exchange rate changes, as well as the Company’s relative performance in the watch industry, working capital management and total shareholder return performance during the year. In light of these factors, the Committee exercised its discretion to approve funding the pool under the Annual Incentive Compensation Plan in excess of the target level, with the specific award for each named executive officer being the respective amount set forth under the “Non-Equity Incentive Plan Compensation” column in the SUMMARY COMPENSATION TABLE below. Each of these named executive officers received twenty-five percent of his or her target bonus opportunity in a Common Stock award scheduled to cliff-vest on the third anniversary of the grant date (see “Equity Incentive Compensation” below) and the balance of his or her bonus payment in cash. Mr. Quintero was not eligible for a fiscal 2018 bonus payment due to the cessation of his employment on April 30, 2017.

In addition to their annual bonuses under the Annual Incentive Compensation Plan, Ms. DeMarsilis and Mr. Sussis also each received a discretionary bonus of $50,000 in recognition of their significant contributions to the successful closing of the Olivia Burton acquisition.

Equity Incentive Compensation

Stock ownership is a key element of the Company’s compensation program for the named executive officers and senior management generally, as well as mid-level managers throughout the Company. Under the Stock Plan, the Committee may grant participants shares of the Company’s Common Stock, restricted stock, share units, stock options, stock appreciation rights, performance units and/or performance bonuses. In granting these awards, the Committee may establish any conditions or restrictions it deems appropriate.

All grants made by the Committee under the Stock Plan since its inception have been in the form of stock options, time-vesting restricted stock unit awards (pursuant to which unrestricted shares of Common Stock are issued to the grantee when the award vests) or performance-based awards (under which vesting occurs only if one or more predetermined financial goals are achieved within the relevant performance period). The Committee believes that all of these equity awards are useful retention tools to the extent that vesting only occurs after a period of several years and are also an effective means of encouraging award recipients to focus on enhancing shareholder value over the long term by directly aligning the recipient’s financial interests with the interests of the Company’s shareholders. The Committee normally makes annual grants under the Stock Plan effective within 30 days after the release of the Company’s fourth quarter and year-end earnings results.

All stock options granted under the Stock Plan have an exercise price equal to or greater than the fair market value of the Company’s Common Stock on the grant date and have typically either vested incrementally over a period of three or five years or cliff-vested after three years. The Committee has viewed stock options as an effective means to tie individual performance directly to the Company’s stock price performance from the date of grant. Accordingly, the Committee had been using stock options as a standard long-term, non-cash incentive for the named executive officers and other senior executives since fiscal 2013. However, after reviewing evolving market practices and in light of the Committee’s desire to tie a portion of the long-term incentive program to financial performance goals, for fiscal 2019 the Committee has decided to replace the stock option portion of the annual executive equity grants with performance-based restricted stock units, as explained below.

Since the beginning of fiscal 2011, the Committee has also been including an equity component as part of the Annual Incentive Compensation Plan. Specifically, 25% of each participant’s bonus opportunity under the Annual Incentive Compensation Plan is generally payable in restricted Common Stock units. On the same date that a participant receives his or her cash incentive payment (if any) in respect of the prior fiscal year, he or she also generally receives a number of restricted Common Stock units equal in value on the grant date to approximately 25% of the total bonus amount approved by the Committee for such participant. These restricted stock units cliff-vest on the third anniversary of the grant date, subject to the participant’s continued employment with the Company through such vesting date.

Considering this history of using various types of equity grants under the Stock Plan, for fiscal 2018 the Committee decided to grant the named executive officers and other senior level executives a mix of restricted stock unit awards and stock options which, in each case, cliff-vest three years from the grant date. In this way, a significant portion of their compensation is directly dependent on an increase in the share price, thereby aligning their long-term objectives with enhancing shareholder value over time. The Committee also considered the benefits of performance-based vesting criteria and included a performance-based vesting condition for Mr. E. Grinberg’s fiscal 2018 restricted stock unit award. Specifically, this award required the achievement of fiscal 2018 operating profit of at least $35 million, adjusted for restructuring charges and other unusual items. Since this condition was satisfied, Mr. E. Grinberg’s fiscal 2018 restricted stock unit award will vest on the third anniversary of the grant date, subject to Mr. E. Grinberg’s continued employment.

In April 2017, the Committee granted fiscal 2018 equity awards to the named executive officers and other key employees taking into account the considerations described above. Such equity awards made to the named executive officers are reported in the SUMMARY COMPENSATION TABLE for fiscal 2018 and in the GRANTS OF PLAN-BASED AWARDS table below.

For fiscal 2019, the Committee reviewed the Company’s long-term incentive program in light of evolving market practices. As a result of this review, the Committee decided to replace the stock option portion of the annual executive equity grants with performance-based restricted stock units. Therefore, approximately half of the value of the named executive officers’ fiscal 2019 equity grants is comprised of restricted stock units with three-year cliff vesting, and approximately half is comprised of performance-based restricted stock units with three-year cliff vesting that is conditioned on the attainment of certain corporate financial performance goals for fiscal 2019.

Retirement and Other Post Employment Benefits

401(k) Plan

All employees in the United States, including the named executive officers, are eligible to participate in the Company’s Employee Savings and Investment Plan (“401(k) Plan”), a tax-qualified defined contribution retirement savings plan.

Deferred Compensation Plan

The named executive officers and certain other executives selected by the Committee are eligible to participate in the Company’s Amended and Restated Deferred Compensation Plan for Executives (“DCP”), which was most recently amended and restated at the annual shareholders meeting in 2013 to extend its term through June 13, 2023. The DCP is designed to offer retirement benefits to the named executive officers, senior management and key employees, consistent with overall market practices, to attract and retain the talent needed in the Company. Under the DCP, participants may defer amounts from their base salary and cash bonus (if any) annually, and the Company will credit to the account of each participant a matching contribution in an amount equal to one hundred percent of the compensation deferral, up to a maximum match equal to either 10% (for “Group I” participants) or 5% (for “Group II” participants) of the participant’s base salary. Of the named executive officers, Mr. E. Grinberg is a Group I participant and, while he was an employee, Mr. Quintero was a Group I participant. Messrs. Morelli and Sussis and Mses. D’Elia and DeMarsilis are Group II participants. Twenty percent of the Company’s matching contribution is in the form of rights to Common Stock. All matching contributions vest ratably in annual installments over five years. The DCP also permits the Company to make discretionary contributions to any participant’s DCP account. In recognition of Mr. E. Grinberg’s significant contributions in fiscal 2018, the Committee approved the making of a discretionary contribution of $200,000 to Mr. E. Grinberg’s DCP account in fiscal 2019, with such contribution being in lieu of his regular matching contributions for the year as a Group I participant.

 Participants may direct the investment of amounts in their DCP accounts (other than rights to Common Stock) among third-party investment funds that are made available to them under the plan. Those funds largely track the funds offered under the 401(k) Plan. Further information regarding the participation by the named executive officers in the DCP is discussed in further detail under the heading “NONQUALIFIED DEFERRED COMPENSATION” below.

Severance and Change of Control Agreements

The Company has a severance agreement with Mr. Morelli which would provide him with certain benefits in connection with the termination of his employment in exchange for certain post-employment restrictions. The agreement prohibits Mr. Morelli from (i) working in the watch or jewelry business for six months after the termination for any reason (with such six-month period being extended to 12 months to the extent the Company is paying Mr. Morelli severance during that time) and (ii) soliciting Company employees and clients for 12 months after termination. Under the agreement, Mr. Morelli would continue to be paid his then current base salary for 12 months after the termination of his employment (18 months in the case of termination following a change in control) unless termination was by the Company for cause (or as a result of his death or disability) or was voluntary by Mr. Morelli without good reason.

The Company has a severance agreement with Ms. D’Elia under which her then current base salary would continue to be paid for 12 months after the termination of her employment by the Company without cause. The agreement prohibits Ms. D’Elia from (i) working in the watch or jewelry business for six months after termination of her employment for any reason and (ii) soliciting Company employees and clients for 12 months after termination.

For a detailed description of the agreements between the Company and Mr. Morelli and Ms. D’Elia, please refer to the discussion under POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL below.

Prior to his separation from the Company on April 30, 2017, Mr. Quintero was party to a severance agreement that would have entitled him to certain benefits in connection with a termination of employment in exchange for certain post-employment restrictions. Under this agreement, Mr. Quintero would have been entitled to continuation of his then current base salary for 12 months after an involuntary termination of employment and would have been prohibited from (i) working in the watch or jewelry business for six months after termination (12 months to the extent the Company was paying Mr. Quintero severance during that time) and (ii) soliciting Company employees and clients for 12 months after the termination. This severance agreement was superseded by the arrangements made in connection with Mr. Quintero’s actual separation from the Company on April 30, 2017. See “Mr. Quintero’s Separation Arrangements,” below.

Mr. Quintero’s Separation Arrangements

On April 4, 2017, the Company announced the cessation of Mr. Quintero’s employment effective April 30, 2017. The Company agreed to provide Mr. Quintero certain benefits in connection with his separation from the Company. Specifically, for the twelve-month period following his separation date, Mr. Quintero is receiving bi-weekly payments equivalent, on an annualized basis, to his annual salary plus his $12,000 per year automobile allowance. Mr. Quintero is allowed to continue participating in the Company’s medical, dental and vision plan through October 31, 2018, and the Company pays the plan premiums in excess of the rate applicable to active employees. Mr. Quintero also received a lump sum payment of $316,950 primarily in respect of certain restricted stock units forfeited as a result of his separation from the Company. In connection with these compensation arrangements, Mr. Quintero agreed to certain restrictive covenants, including restrictions on his ability (i) to compete with the Company for a 15-month period beginning on his separation date and (ii) to solicit the employment of Company employees for an 18-month period beginning on his separation date.

Perquisites and Other Personal Benefits

As part of providing a competitive executive compensation program, the Company provides to the CEO and the other named executive officers certain perquisites, described below, that the Company and the Committee believe are reasonable and consistent with its overall compensation program. The Committee reviews annually the levels of perquisites provided to the named executive officers.

The Company pays the CFO a taxable housing allowance for the rental of an apartment located near the Company’s New Jersey headquarters.

The Company provides each of its named executive officers with a taxable car allowance, and in some cases, automobile insurance reimbursement.

The Company has purchased life insurance policies insuring the CEO and pays the premiums for that insurance. Under the Company’s arrangement with the CEO, the named insured is entitled to the cash surrender value in respect of these life insurance policies and the respective beneficiaries are entitled to the applicable death benefits without, in either event, reimbursement to the Company.

Attributed costs of the perquisites described above for the named executive officers for the fiscal year ended January 31, 2018 are included in column (i) of the SUMMARY COMPENSATION TABLE below.

Tax and Accounting Implications

Deductibility of Executive Compensation

Section 162(m) of the Code places a limit of $1,000,000 on the annual amount of compensation that publicly held companies may deduct for federal income tax purposes for certain “covered employees.” Prior to the Tax Cuts and Jobs Act of 2017, our covered employees generally consisted of our Chief Executive Officer and each of the next three highest compensated officers serving at the end of the fiscal year other than our Chief Financial Officer, and compensation that qualified as “performance-based” under Section 162(m) was exempt from this $1 million deduction limitation. As part of the Tax Cuts and Jobs Act of 2017, the ability to rely on this exemption was, with certain limited exceptions, eliminated, and the definition of covered employees was expanded to generally include all named executive officers. The Committee reviews compensation plans in light of applicable tax provisions, including Section 162(m), and may revise compensation plans from time to time. However, the Committee may approve compensation that does not qualify for deductibility when deemed to be in the Company’s best interests.

Accounting for Stock-Based Compensation

Beginning on February 1, 2006, the Company began accounting for stock-based payments in accordance with the requirements of FASB ASC Topic 718 (previously FASB Statement 123(R)). The Committee considers the expense implications of the equity compensation awards in determining the aggregate annual award levels.

COMPENSATION COMMITTEE REPORT

The Compensation Committee of the Company has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s Annual Report on Form 10-K for the year ended January 31, 2018.

THE COMPENSATION COMMITTEE

Alan H. Howard, Chairman, Lead Director
Margaret Hayes Adame
Nathan Leventhal
Maurice Reznik

The Report of the Compensation Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act or the Exchange Act.

SUMMARY COMPENSATION TABLE FOR FISCAL 2018

The following Summary Compensation Table sets forth information about the compensation paid in respect of fiscal 2018 by the Company to the CEO, the CFO and the three most highly compensated executive officers of the Company other than the CEO and the CFO who were serving as executive officers at January 31, 2018. The table also includes compensation information for Ricardo Quintero, who served as the Company’s President until he ceased employment with the Company on April 30, 2017. The foregoing individuals are referred to in this proxy statement as the “named executive officers.”

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)		(j)
Name and Principal Position	Year	Salary ($)(1)	Bonus ($)	Stock Awards ($)(2)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)(3)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Efraim Grinberg, Chairman and Chief Executive Officer	2018	1,050,000	-	525,375	524,295	1,237,500	-	169,907	(4)	3,507,077
	2017	1,041,538	-	700,019	499,994	-	-	166,047		2,407,598
	2016	1,000,000	-	-	-	600,000	-	165,494		1,765,494

Sallie A. DeMarsilis, Chief Financial Officer	2018	499,897	50,000	124,923	124,989	262,500	-	60,200	(5)	1,122,509
	2017	497,098	-	169,741	121,246	60,000	-	60,073		908,158
	2016	485,000	-	121,288	121,254	145,500	-	60,383		933,425

Frank A. Morelli, SVP Global Info. Tech. & Operations	2018	489,827	-	122,588	122,610	255,000	-	34,500	(6)	1,024,525
	2017	486,856	-	166,246	118,749	60,000	-	34,373		866,224
	2016	475,000	-	118,708	118,792	142,500	-	34,664		889,664

Mitchell C. Sussis, SVP, General Counsel and Secretary	2018	365,000	50,000	72,969	73,017	124,100	-	28,250	(7)	713,336
	2017	365,001	-	51,097	36,498	40,000	-	30,040		522,636
	2016	84,230	-	184,960	-	43,800	-	3,628		316,618

Vivian D'Elia, SVP Human Resources	2018	310,269	-	46,467	46,665	90,000	-	25,500	(8)	518,901
	2017	307,499	-	62,998	45,004	23,000	-	10,000		448,501
	2016	300,000	-	44,933	45,055	54,000	-	10,000		453,987

Ricardo Quintero, Former President	2018	214,038	-	-	-	-	-	931,191	(9)	1,145,229
	2017	768,750	-	407,806	500,747	145,000	-	93,897		1,916,200
	2016	750,000	-	281,285	281,284	379,688	-	94,995		1,787,252

(1)
Salary amounts include amounts deferred at the election of the executive under the Company’s DCP and under the 401(k) plan. Amounts deferred under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE.

(2)
Amounts shown under the “Stock Awards” column and the “Option Awards” column do not reflect compensation actually received by the named executive officers. Instead the dollar value of these awards represents the fair value of the awards on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended January 31, 2018, included in our Annual Report on Form 10-K filed with the SEC on March 29, 2018. The stock and option awards granted in fiscal 2016, 2017 and 2018 cliff-vest on the third anniversary of the grant date and are not subject to any performance conditions other than the continued employment of the grantee, except that the stock awards granted to Mr. E. Grinberg in fiscal 2017 and 2018 each included a performance vesting condition related to corporate financial performance for the respective year of grant.

(3)
Represents the cash component of the annual incentive payments under the EPP and the Annual Incentive Compensation Plan. The equity component of such annual incentive payments is reflected in the “Stock Awards” column for the fiscal year in which the equity grant is made (i.e., the fiscal year immediately following the fiscal year in respect of which the bonus is paid). See “Fiscal 2018 Executive Compensation Components – Equity Incentive Compensation” above.

(4)
Includes a taxable car allowance and automobile insurance reimbursement of $25,500. Includes $36,007 for premiums paid in respect of certain life insurance policies purchased for Mr. E. Grinberg by the Company. Under his arrangement with the Company, Mr. E. Grinberg is entitled to the cash surrender value in respect of certain of these life insurance policies and his beneficiaries are entitled to the applicable benefit without, in either event, reimbursement to the Company of any premiums paid by the Company under such policies. Includes a $3,400 matching contribution made by the Company for the account of Mr. E. Grinberg under the Company’s 401(k) Plan. Includes a matching cash contribution of $84,000 and a matching non-cash contribution of phantom stock units valued at $21,000 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(5)
Includes a taxable car allowance of $6,600 and a taxable housing allowance of $25,200. Includes a $3,400 matching contribution made by the Company for the account of Ms. DeMarsilis under the Company’s 401(k) Plan. Includes a matching cash contribution of $20,000 and a matching non-cash contribution of phantom stock units valued at $5,000 (based on the closing prices of the Company’s Common Stock on the grant dates) to her account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(6)
Includes a taxable car allowance of $6,600. Includes a $3,400 matching contribution made by the Company for the account of Mr. Morelli under the Company’s 401(k) Plan. Includes a matching cash contribution of $19,600 and a matching non-cash contribution of phantom stock units valued at $4,900 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(7)
Includes a taxable car allowance of $6,600. Includes a $3,400 matching contribution made by the Company for the account of Mr. Sussis under the Company’s 401(k) Plan. Includes a matching cash contribution of $14,600 and a matching non-cash contribution of phantom stock units valued at $3,650 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(8)
Includes a taxable car allowance of $6,600. Includes a $3,400 matching contribution made by the Company for the account of Ms. D’Elia under the Company’s 401(k) Plan. Includes a matching cash contribution of $12,400 and a matching non-cash contribution of phantom stock units valued at $3,100 (based on the closing prices of the Company’s Common Stock on the grant dates) to her account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

(9)
Includes payments of $907,200 made to Mr. Quintero in connection with his separation of service, as described above under “Mr. Quintero’s Separation Arrangements.” Includes a taxable car allowance of $3,000. Includes a $1,914 matching contribution made by the Company for the account of Mr. Quintero under the Company’s 401(k) Plan. Includes a matching cash contribution of $14,308 and a matching non-cash contribution of phantom stock units valued at $4,769 (based on the closing prices of the Company’s Common Stock on the grant dates) to his account under the DCP. These contributions under the DCP are also shown in the NONQUALIFIED DEFERRED COMPENSATION TABLE below.

GRANTS OF PLAN-BASED AWARDS IN FISCAL 2018

Name	Grant Date	Date of Action by Committee	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards			Estimated Possible Payouts Under Equity Incentive Plan Awards (#) (2)	All Other Stock Awards: Number of Shares of Stock or Units # (3)	All Other Option Awards: Number of Securities Underlying Options (#) (4)	Exercise or Base Price of Option Awards ($/sh)	Grant Date Fair Value of Stock and Option Awards ($) (5)
(a)	(b)		(c)	(d)	(e)	(g)	(i)	(j)	(k)	(l)
			Threshold ($)(1)	Target ($)(1)	Maximum ($)(1)	Target
Efraim Grinberg	04/17/2017	03/16/2017		1,050,000	2,100,000	22,500				525,375
	04/17/2017	03/16/2017						57,300	23.35	524,295

Sallie DeMarsilis	04/17/2017	03/16/2017		250,000	500,000		5,350			124,923
	04/17/2017	03/16/2017						13,660	23.35	124,989

Frank Morelli	04/17/2017	03/16/2017		245,000	490,000		5,250			122,588
	04/17/2017	03/16/2017						13,400	23.35	122,610

Mitchell Sussis	04/17/2017	03/16/2017		146,000	292,000		3,125			72,969
	04/17/2017	03/16/2017						7,980	23.35	73,017

Vivian D'Elia	04/17/2017	03/16/2017		93,000	186,000		1,990			46,467
	04/17/2017	03/16/2017						5,100	23.35	46,665

(1)
Includes annual incentive opportunities for the named executive officers in fiscal 2018 under the Company’s EPP and Annual Incentive Compensation Plan. Payouts are typically made 75% in cash and 25% in time-based restricted stock units with three-year vesting. See “Fiscal 2018 Executive Compensation Components – Performance Based Annual Incentive Compensation” above. There is no threshold performance level provided for under the EPP or the Annual Incentive Compensation Plan. Mr. Quintero was not given an annual incentive opportunity for fiscal 2018 due to his separation from the Company on April 30, 2017.

(2)
Reflects the performance-based vesting stock award for Mr. E. Grinberg discussed above under “Equity Incentive Compensation.” Since the performance condition (which related to fiscal 2018 operating profit) was achieved, the shares subject to this award will now cliff-vest on the third anniversary of the grant date.

(3)	Reflects time-vesting stock awards discussed above under “Equity Incentive Compensation.” The shares subject to the awards cliff-vest on the third anniversary of the grant date.

(4)
Reflects stock options to purchase Common Stock granted under the Stock Plan. These options become fully exercisable on the third anniversary of the grant date. All of the options expire on the tenth anniversary of the grant date.

(5)	The amounts in column (l) represent the grant date fair value of the stock awards and the option awards computed in accordance with FASB ASC Topic 718.

OUTSTANDING EQUITY AWARDS AT FISCAL 2018 YEAR-END

	Option Awards				Stock Awards
(a)	(b)	(c)	(e)	(f)	(g)	(h)	(i)	(j)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable (1)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#) (2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Efraim Grinberg	60,000		26.59	04/20/2022	7,210	220,626	40,525	1,240,065
	32,600		30.34	04/19/2023
	27,000		42.12	04/15/2024
		43,440	27.74	04/15/2026
		57,300	23.35	04/17/2027

Sallie DeMarsilis	18,800		26.59	04/20/2022	15,464	473,198
	7,900		30.34	04/19/2023
	6,300		42.12	04/15/2024
		9,850	30.36	04/15/2025
		10,534	27.74	04/15/2026
		13,660	23.35	04/17/2027

Frank Morelli	18,400		26.59	04/20/2022	15,153	463,682
	7,750		30.34	04/19/2023
	6,100		42.12	04/15/2024
		9,650	30.36	04/15/2025
		10,317	27.74	04/15/2026
		13,400	23.35	04/17/2027

Mitchell Sussis		3,171	27.74	04/15/2026	12,967	396,790
		7,980	23.35	04/17/2027

Vivian D'Elia	6,400		26.59	04/20/2022	5,741	175,675		-
	2,700		30.34	04/19/2023
	2,200		42.12	04/15/2024
		3,660	30.36	04/15/2025
		3,910	27.74	04/15/2026
		5,100	23.35	04/17/2027

Ricardo Quintero	19,853		40.52	07/13/2024

(1)
The options with an exercise price of $30.36/share were granted April 15, 2015 and vest April 15, 2018. The options with an exercise price of $27.74/share were granted April 15, 2016 and vest April 15, 2019. The options with an exercise price of $23.35/share were granted April 17, 2017 and vest April 17, 2020. All vesting dates are contingent on continued employment though such dates.

(2)
Represents unvested stock awards granted under the Company’s Stock Plan which is discussed above under “Fiscal 2018 Executive Compensation Components – Equity Incentive Compensation.” The following table lists the vesting dates (assuming continued employment on such dates) and the number of shares of Common Stock vesting on such dates.

Name	Vesting Date	Shares (#)
Efraim Grinberg	04/15/2019 04/15/2019 04/17/2020	7,210 18,025 22,500
Sallie DeMarsilis	04/15/2018 04/15/2019 04/17/2020	3,995 6,119 5,350
Frank Morelli	04/15/2018 04/15/2019 04/17/2020	3,910 5,993 5,250
Mitchell Sussis	11/19/2018 04/15/2019 04/17/2020	8,000 1,842 3,125
Vivian D’Elia	04/15/2018 04/15/2019 04/17/2020	1,480 2,271 1,990

OPTION EXERCISES AND STOCK VESTED DURING FISCAL 2018

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Efraim Grinberg	58,000	331,180	17,935	411,608
Sallie DeMarsilis	10,000	47,300	4,395	100,865
Frank Morelli	-	-	4,065	93,292
Mitchell Sussis	-	-	-	-
Vivian D'Elia	-	-	1,484	34,058
Ricardo Quintero	-	-	-	-

   (1)                Value represents the number of shares vesting multiplied by the market price of the shares on the vesting date.

NONQUALIFIED DEFERRED COMPENSATION

Under the Company’s DCP, participants may defer amounts from their base salary and cash bonus, if any, annually and the Company will credit to the account of each participant a matching contribution in an amount equal to the deferral, up to a maximum match of either 10% or 5% of the participant’s base salary (depending on whether the participant is included in Group I or Group II, as defined in the DCP). Of the named executive officers, Mr. E. Grinberg is in Group I; while he was an employee, Mr. Quintero was in Group I; and Ms. D’Elia, Ms. DeMarsilis, Mr. Morelli and Mr. Sussis are in Group II. Deferral elections must be made no later than December 31 of the year before the year in which the salary or bonus will be deferred. Twenty percent of the Company’s matching contribution is made in the form of rights to the Company’s Common Stock, representing the number of shares (including fractional shares) of Common Stock that the matching contribution could purchase based upon the New York Stock Exchange’s closing price of the stock on the date when the matching contribution is made. Matching contributions are made on the last business day of each calendar quarter. The Company also has the right to make discretionary contributions to any participant’s account in such amount and in such manner as it shall determine.

The following table shows the deferrals made by the named executive officers and the contributions made by the Company under the DCP in fiscal 2018.

NONQUALIFIED DEFERRED COMPENSATION IN FISCAL 2018

(a)	(b)	(c)	(d)	(e)	(f)
	Executive Contributions in Last FY (1) ($)	Registrant Contributions in Last FY (1) ($)	Aggregate Earnings in Last FY (2) ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE (3) ($)
Efraim Grinberg	109,038	105,000	1,661,914	-	8,593,633
Sallie DeMarsilis	140,000	25,000	410,772	-	2,362,304
Frank Morelli	161,700	24,500	444,890	-	2,541,805
Mitchell Sussis	18,250	18,250	9,761	-	91,196
Vivian D'Elia	21,229	15,500	444,699	-	2,616,129
Ricardo Quintero	17,884	19,077	71,270	344,990	-

(1)
The amounts reported in column (b) are also reported as compensation to the named executive officer in columns (c) and/or (g) of the SUMMARY COMPENSATION TABLE above. The amounts reported in column (c) are also reported as compensation to the named executive officer in column (i) of the SUMMARY COMPENSATION TABLE above.

(2)	These amounts are not required to be reported as compensation in the Summary Compensation Table for fiscal 2018 because there were no above-market earnings on the deferred compensation.
(3)
The amounts reported in column (f), other than earnings on deferred compensation, have all been previously disclosed in Summary Compensation Tables in our prior proxy statements, except for Mr. Morelli and Ms. D’Elia. Mr. Morelli and Ms. D’Elia were not named executive officers prior to fiscal 2010 and fiscal 2017, respectively. Therefore, the portions of the aggregate balances for Mr. Morelli and Ms. D’Elia attributable to contributions and earnings prior to fiscal 2010 and fiscal 2017, respectively, were not previously disclosed in Summary Compensation Tables in our prior proxy statements. Mr. Quintero’s unvested balance of $176,186 was forfeited in connection with his separation from the Company.

A participant’s compensation deferrals and any earnings on those deferrals are immediately vested. Company matching contributions and any discretionary contributions vest at the rate of 20% per year so long as the participant remains employed by the Company. A participant who attains the age of 65 or whose employment terminates due to death or disability automatically vests in all amounts in such participant’s account. A participant may also vest in all amounts credited to his or her account upon their “separation from service” as defined under Code Section 409A and the Treasury Regulations promulgated thereunder after attaining the age of fifty-five (55), provided the participant has been employed by the Company or one of the Company’s affiliates for at least 10 years and further subject to the approval of the Compensation Committee of the Company’s Board of Directors including any limitations or conditions such committee may, in its discretion, impose which are not inconsistent with the terms of the DCP (including, without limitation, a covenant not to compete with the Company or any Company affiliate). A participant whose employment terminates for any other reason forfeits unvested amounts. If there is a “change in control” (as defined in the DCP) of the Company, all amounts attributable to matching contributions and discretionary Company contributions become fully vested on the date of such change in control.

Participants may direct the investment of amounts in their accounts (other than rights to Common Stock) among third-party investment funds that largely track the funds offered under the 401(k) Plan.

                  Participants in the DCP elect as part of their initial deferral election whether to receive distributions after termination of their employment in a lump sum or in 10 equal annual installments. Payments are made in Common Stock to the extent a participant’s vested account balance is denominated in Common Stock, except for any fractional shares which are paid in cash. All other payments are made in cash. Payments generally are made or begin only upon the expiration of six months following the participant’s separation of service from the Company except to the extent that the payments are payable during the short-term deferral period set forth in Treasury Regulation Section 1.409A-1(b)(4). In the event that an exception to the six-month delay provision applies, payments are made or begin within 90 days after a participant’s employment terminates.

POTENTIAL PAYMENTS ON TERMINATION OR CHANGE IN CONTROL

None of the named executive officers have employment agreements. The Company has entered into severance and change in control agreements with Mr. Morelli and Ms. D’Elia, which are described below. In addition, the DCP and the Stock Plan provide for accelerated vesting of Company matching contributions and of equity compensation (stock options and stock awards), respectively, in the event of a change in control. The Stock Plan also provides for accelerated vesting of equity awards in the event of a participant’s death, disability or retirement.

Severance Agreements

Mr. Morelli has an agreement providing for the continuation of his then applicable annual base salary, paid bi-weekly for 18 months following the termination of his employment within two years after a change in control (defined as the acquisition by a person or group of more than 50% of the combined aggregate voting power represented by the Company’s then outstanding shares; or certain mergers and asset sales; or a liquidation or dissolution), except that nothing is due if his termination is because of his death or disability, or is by the Company for cause or if by Mr. Morelli, other than because of an “adverse change” in the conditions of his employment. Mr. Morelli’s agreement defines such an adverse change as any of the following by the Company:

●	altering his duties or responsibilities so that his position becomes one of substantially less importance, dignity or scope;
●	reducing his base salary;
●
discontinuing his participation in any compensation or benefit plan in which (and on at least as favorable a basis as) he was participating before the change in control or barring him from participating in any other plan that may be adopted in which other key employees are entitled to participate; or

●	requiring that he be based more than 50 miles from the principal office location where he worked before the change in control.

“Cause” is defined as gross negligence or willful misconduct that has resulted in or is likely to result in material economic damage to the Company. The agreement also obligates Mr. Morelli to keep confidential and to not use any confidential information pertaining to the Company obtained by him in the course of his employment.

If there had been a change in control of the Company on January 31, 2018, and Mr. Morelli’s employment had been terminated immediately thereafter by the Company without cause, then he would have been entitled to the continuation of his then current annual base salary of $490,000 through July 31, 2019, for a total of $735,000.

Mr. Morelli has a severance agreement with the Company providing that, although he is employed at will, he will be entitled to receive severance payments in the form of salary continuation upon termination of his employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. The agreement also contains a non-competition clause that prohibits employment in the watch or jewelry industry for six months after termination of employment with the Company, prohibits the solicitation of Company employees and customers for twelve months after termination of employment, and contains a confidentiality provision. If the Company had terminated the employment of Mr. Morelli without cause on January 31, 2018, then he would have been entitled to receive $490,000 in severance paid in bi-weekly installments through January 31, 2019.

Ms. D’Elia has a severance agreement with the Company providing that, although she is employed at will, she will be entitled to receive severance payments in the form of salary continuation upon termination of her employment by the Company without cause. For this purpose, “cause” is defined as conviction of a felony, the knowing violation of a material Company policy, the failure to perform any material obligation owed to the Company or the gross negligence in the performance of duties or breach of fiduciary duty as determined by the CEO. The severance payments will be paid for 12 months after termination, in bi-weekly installments. The agreement also contains a non-competition clause that prohibits employment in the watch or jewelry industry for six months after termination of employment with the Company, prohibits the solicitation of Company employees and customers for twelve months after termination of employment, and contains a confidentiality provision. If the Company had terminated the employment of Ms. D’Elia without cause on January 31, 2018, then she would have been entitled to receive $310,000 in severance paid in bi-weekly installments through January 31, 2019.

Change in Control

In the event of a change in control of the Company, all unvested matching contributions under the DCP and all unvested options and time-vesting stock awards then outstanding under the Stock Plan immediately vest. Both plans have identical definitions for what is considered a “change in control,” including:

●	irrevocable termination and liquidation of the plan within 12 months of the dissolution of the Company taxed under Section 331 of the Code or with the approval of a bankruptcy court;
●	sale of substantially all of the Company’s business or assets;
●
a change in the composition of the Board of Directors such that the individuals comprising the Board of Directors on the effective date of the Stock Plan (or DCP, as applicable) (or their successors who were approved by at least two-thirds of the directors then on the Board) cease for any 12 month period to constitute a majority of the Board, exclusive, in any event, of any individual initially elected or nominated as a director as a result of an actual or threatened election contest or actual or threatened proxy solicitation by any person other than the Board;

●
a merger, consolidation, reorganization or similar corporate transaction unless shareholders in the Company immediately before any such transaction control at least 50% of the total voting power in the resulting corporation immediately after any such transaction; and no person (meaning an individual, entity or group acting in concert) acquires at least 20% of the voting power in the resulting corporation; and a majority of the members of the Board of Directors after the transaction were Board members immediately before the transaction; and

●	the acquisition by any person (with certain exceptions) of 30% or more of the combined voting power of the Company’s outstanding voting securities.

The following table shows the value of accelerated vesting of stock options and stock awards under the Stock Plan and of Company contributions under the DCP that would have been provided to the named executive officers in the event that a change in control of the Company had occurred immediately after the close of business on January 31, 2018.

Vesting Upon Change in Control With or Without Termination of Employment
Name	Early Vesting of Deferred Compensation Plan ($)	Early Vesting of Stock Options ($)(1)	Early Vesting of Stock Awards ($)(2)
Efraim Grinberg	293,546	539,663	1,460,691
Sallie DeMarsilis	62,806	131,526	473,198
Frank Morelli (3)	-	-	-
Mitchell Sussis	30,228	66,924	396,790
Vivian D'Elia (3)	-	-	-

(1)
The value of early vesting of stock options was determined based on the extent (if any) by which $30.60/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2018, exceeded the exercise price of the subject options.

(2)	The value of early vesting of stock awards was determined based on a value of $30.60/share, which was the closing price of the Company’s Common Stock as reported on the NYSE on January 31, 2018.
(3)
Since Ms. D’Elia and Mr. Morelli qualify for retirement vesting under the DCP and the Stock Plan (see immediately below), a change in control would not effectively accelerate the vesting of their awards under these plans.

Death or Disability; Retirement

If any of the named executive officers had died, become permanently disabled or retired on January 31, 2018, their unvested stock options and stock awards granted under the Stock Plan would have immediately vested on that date. Retirement triggers immediate vesting (i) under the Stock Plan provided that the retiring employee is at least the age of 65 and (ii) under both the Stock Plan and the DCP if the retiring employee is at least the age of 55 and has been employed continuously by the Company for at least 10 years and the Compensation Committee approves the immediate vesting. As part of its approval, the Compensation Committee may impose any conditions as it deems to be appropriate which are not inconsistent with the express terms of the subject plan, including covenants dealing with non-competition, non-disparagement, non-solicitation and confidentiality. The values of such early vesting under both plans as of January 31, 2018 are shown in the table above.

PAY RATIO DISCLOSURE

As required by Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act, we are providing the following information about the relationship of the annual total compensation of Chairman and CEO Efraim Grinberg to that of our median employee.

To identify the median employee, we used the total compensation as reflected in our tax records for all employees, excluding our Chairman and CEO, who were employed by us on December 31, 2017. We included full-time, part-time, seasonal and temporary employees. We converted compensation paid in foreign currencies using the applicable prevailing exchange rate in effect on December 31, 2017.

After identifying the median employee, we calculated annual total compensation for the median employee using the same methodology we used for determining total compensation for our Named Executive Officers as shown in the Summary Compensation Table for Fiscal 2018 above. For fiscal 2018, the annual total compensation of Efraim Grinberg was $3,507,077 and the annual total compensation of our median employee was $34,084, resulting in a ratio of 103 to 1.

The SEC rules for identifying the median employee and calculating the pay ratio permit companies to use various methodologies and assumptions, to apply certain exclusions and to make reasonable estimates that reflect their employee population and compensation practices. As a result, the pay ratio reported by other companies may not be comparable to the pay ratio that we have reported.

DIRECTOR COMPENSATION

No executive officer of the Company receives any additional compensation for serving on the Board of Directors. The annual compensation paid to the non-employee directors for fiscal 2018 remained unchanged from fiscal 2017 levels and consisted of a $65,000 cash retainer and an equity component valued at approximately $95,000 in the form of a stock award, cliff-vesting in one year. In addition to the annual base compensation, the annual retainers paid to the committee chairpersons were as follows: Audit: $17,500; and Compensation and Nominating/Corporate Governance: $12,500 each; and the annual retainer paid to the lead director was $25,000. The cash compensation is paid quarterly and the equity grant is made once each year in April.

Each director is granted an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000. In addition, recognizing that ownership of the Company’s common stock more closely aligns non-employee director interests with the long-term interests of shareholders and is consistent with best governance practices, the Compensation Committee recommended and the Board of Directors adopted stock ownership guidelines for the non-employee directors to the effect that each non-employee director is expected to beneficially own shares of the Company’s Common Stock with a market value of at least $200,000.

The following table shows the cash amounts and the value of other compensation paid to each non-employee director in respect of fiscal 2018:

(a)	(b)	(c)	(d)	(e)	(f)
Name	Fees Earned or Paid in Cash ($)	Stock Awards (1) ($)	Option Awards ($)	All Other Compensation (2) ($)	Total ($)
Margaret Hayes Adame	65,000	95,035	-	1,250	161,285
Peter Bridgman	65,000	95,035	-	1,250	161,285
Richard Coté	48,750	95,035	-	915	144,700
Alan H. Howard	102,500	95,035	-	479	198,014
Richard Isserman	82,500	95,035	-	1,418	178,953
Nathan Leventhal	77,500	95,035	-	-	172,535
Maurice Reznik	65,000	95,035	-	1,250	161,285

(1)
Amounts shown do not reflect compensation actually received by the director. Instead the dollar value of these awards represents the fair value of the stock award on the date of grant calculated in accordance with FASB ASC Topic 718. Assumptions used in calculating these amounts are described in Note 10 to the Company’s audited financial statements for the fiscal year ended January 31, 2018, included in our Annual Report on Form 10-K filed with the SEC on March 29, 2018. Each non-employee director was granted one stock award in fiscal 2018 for 4,070 shares of the Company’s Common Stock. At January 31, 2018 each non-employee director held no other stock awards except this one, unvested stock award; provided that Mr. Coté also held 18,265 restricted stock units and 38,435 stock options that had been granted to him during his tenure as an executive officer of the Company.

(2)	Each non-employee director is provided an annual allowance for the purchase of Company watches up to an aggregate suggested retail value of $5,000. The amounts listed above reflect the actual allowance utilized by each non-employee director, at Company cost.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Alex Grinberg, a beneficial owner of more than five percent of the Company’s Class A Common Stock and the brother of Efraim Grinberg, is the Company’s Senior Vice President Customer/Consumer Centric Initiatives in the United States and earned $326,439 in salary in fiscal 2018. In addition, as a participant in the Company’s Annual Incentive Compensation Plan and the Stock Plan, Mr. A. Grinberg received a cash bonus of $136,000 in respect of fiscal 2018 and an award of 860 time-vesting shares last year, subject to the same terms and conditions applicable to similar awards made to the other participants in those plans. Mr. A. Grinberg is also a member of the Board of Directors.

Ms. Margot Grinberg, the daughter of Efraim Grinberg, is a Brand Director for the Company and earned $117,788 in salary and a cash bonus of $22,500 in fiscal 2018.

Mr. David Phalen is the spouse of Miriam Phalen, a beneficial owner of more than five percent of the Company’s Class A Common Stock, and the brother-in-law of Efraim Grinberg. Mr. Phalen is President of Movado Retail Group, Inc., the Company’s retail outlet store business, and earned $427,873 in salary in fiscal 2018. In addition, as a participant in the Company’s Annual Incentive Compensation Plan and the Stock Plan, Mr. Phalen received a cash bonus of $225,000 in respect of fiscal 2018 and an award of 1,145 time-vesting shares last year, subject to the same terms and conditions applicable to similar awards made to the other participants in those plans.

 The Board of Directors has adopted a code of business conduct and ethics which provides for the review, approval and ratification of transactions with the Company (or any of its subsidiaries) in which any officer or employee of the Company or any of its subsidiaries or any director has any direct or indirect material interest. Such transactions involving any executive officer of the Company or any member of the Board of Directors are referred to the disinterested members of the Board of Directors. Other transactions are referred to the Company’s General Counsel. In each case, the standard applied under the Company’s code is whether the transaction, when considered in the context of all the relevant facts and circumstances, including the person’s position with the Company, the nature of the transaction and the amount involved, is consistent with the best interests of the Company and its shareholders.

EQUITY COMPENSATION PLAN INFORMATION

The table below sets forth information with respect to shares of Common Stock that may be issued under the Company’s equity compensation plans as of January 31, 2018.

Plan category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights		Number of Securities Remaining Available For Future Issuance Under Equity Compensation Plans (excluding securities reflected in Column (a))
	(a)		(b)		(c)
Equity compensation plans approved by security holders (1)	1,193,348	(2)	$29.12	(3)	2,594,190	(4)
Equity compensation plans not approved by security holders (5)	23,434		Not Applicable		-
Total	1,216,782		$29.12		2,594,190

(1)	Includes the Stock Plan and the DCP.

(2)	Includes 761,701 shares of Common Stock issuable upon the exercise of options and 342,770 shares of Common Stock issuable upon the vesting of stock awards in each case outstanding under the Stock Plan, as well as 88,877 phantom stock units issuable as 88,877 shares of Common Stock under the DCP.

(3)	Weighted average exercise price of options outstanding under the Stock Plan.

(4)	Number of shares available for issuance under the Stock Plan as options and as other share based awards. The DCP does not provide for a limit on the number of phantom stock units available for issuance.

(5)	Relates to the Company’s 401(k) Plan, described in Note 11 to the Company’s consolidated financial statements, included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee has reviewed and discussed with the Company’s management and with PricewaterhouseCoopers LLP (“PwC”), the evaluation by PwC of the Company’s internal control over financial reporting and the audited financial statements of the Company for the fiscal year ended January 31, 2018. The Audit Committee has discussed with PwC the matters required to be discussed under the standards of the Public Company Accounting Oversight Board (United States).

The Audit Committee has also received the written disclosures and the letter from PwC required by the applicable requirements of the Public Company Accounting Oversight Board and the Audit Committee has discussed the independence of PwC with that firm.

Based on the Audit Committee’s review and discussions noted above, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2018 for filing with the SEC.

The Committee and the Board of Directors also have recommended, subject to shareholder approval, the selection of PwC as the Company’s independent auditors for fiscal 2019.

Members of the Audit Committee:
Richard Isserman (chairman)
Peter A. Bridgman
Alan H. Howard
Maurice Reznik

The Report of the Audit Committee is not to be deemed to be “soliciting material” or to be “filed” with the SEC or subject to Regulation 14A or 14C or to the liabilities of Section 18 of the Exchange Act, except to the extent the Company specifically requests that such information be treated as soliciting material or specifically incorporates it by reference into any filing under the Securities Act of 1933 (the “Securities Act”) or the Exchange Act.

 AUDIT-RELATED FEES, TAX FESS AND ALL OTHER FEES

The following table presents the aggregate fees billed for professional services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, in the “audit fees”, “audit related fees”, “tax fees”, and “all other fees” categories, in each case as such terms are defined by the SEC, for the fiscal years ended January 31, 2017 and 2018.

Year	Audit ($)	Audit Related ($)	Tax ($)	All Other ($)	Total ($)
2017	1,787,000	-	35,000	2,000	1,824,000
2018	2,150,000	240,000	35,000	2,000	2,427,000

The fees in the table above exclude “out-of-pocket” expenses of approximately $45,000 incurred by PwC and billed to the Company in connection with these services for each of fiscal years 2017 and 2018.

Audit fees include fees for audit or review services in accordance with generally accepted auditing standards and fees for services that generally only the Company’s auditors provide, such as statutory audits and review of documents filed with the SEC. Audit-related fees were for due diligence related to a business transaction. Tax fees were for international tax consulting and planning related to a business transaction. All other fees are subscription fees for the use of the independent auditors’ database of authoritative literature and accounting and financial guidance.

The Audit Committee reviews and approves all audit and non-audit services to be rendered in every instance by the Company’s independent auditors before such auditors are engaged to render any such services. Therefore, the Audit Committee has not adopted a pre-approval policy with respect to such services.

PROPOSAL 2 - RATIFICATION OF APPOINTMENT OF ACCOUNTANTS

The Audit Committee has appointed PricewaterhouseCoopers LLP to be the Company’s independent registered public accounting firm for the year ending January 31, 2019, subject to ratification of such appointment by the Company’s shareholders. PricewaterhouseCoopers LLP has served as the Company’s independent registered public accounting firm since fiscal year 1977 and is considered by the Audit Committee and the Board of Directors to be well qualified. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting. Such representatives will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

The Board of Directors recommends that the shareholders vote FOR such ratification. Proxies solicited by the Board will be so voted unless shareholders specify in their proxies a contrary choice.

PROPOSAL 3 – ADVISORY APPROVAL OF EXECUTIVE COMPENSATION

In accordance with Section 14A of the Exchange Act and the related rules of the SEC and as a matter of good corporate governance, a proposed resolution will be presented at the Annual Meeting asking our shareholders to approve, on an advisory basis, the compensation of the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis (“CD&A”), the Summary Compensation Table and the related compensation tables, notes and narrative in the Proxy Statement for the Company’s 2018 Annual Meeting of Shareholders.

As set forth in the CD&A, above, the Company has designed its compensation programs to: (i) properly incentivize executive officers to accomplish the short- and long-term objectives of the Company, (ii) be in line with prevailing pay practices and overall compensation levels at other companies with which the Company competes for executive-level talent, (iii) reward our executives for their individual performance as well as the performance of their respective business units and the Company overall and (iv) retain our executive officers and key management employees. Although the vote to approve executive compensation is purely advisory and non-binding, the Board of Directors values the opinions of our shareholders and will consider the results of the vote in determining the compensation of the named executive officers and the Company’s compensation programs generally. The vote is not intended to address any specific item of compensation but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. If any shareholder wishes to communicate with the Board of Directors regarding executive compensation, the Board can be contacted using the procedures outlined in “Communications with the Board of Directors” set forth in this proxy statement.

Accordingly, we are asking for shareholder approval of the following resolution:

“RESOLVED, that the compensation of the Company’s named executive officers as described under “Compensation Discussion and Analysis,” the compensation tables and the narrative discussion associated with the compensation tables in the Company’s proxy statement for its 2018 Annual Meeting of Shareholders is hereby APPROVED.”

The Board of Directors recommends a vote FOR the approval, on an advisory basis, of the compensation paid by the Company to the named executive officers as disclosed in this proxy statement.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers, directors, and persons who own more than 10% of a registered class of the Company’s equity securities (the “10% Stockholders”) to file reports of ownership and changes of ownership with the SEC. The Company assists its directors, officers and certain 10% Stockholders by assisting in their completion of Section 16 reports and filing these reports on their behalf. The Company’s executive officers, directors and 10% Stockholders timely complied with all such filing requirements applicable to them last fiscal year with respect to their beneficial ownership of the Company’s securities, except that two Forms 4 filed on behalf of 10% Stockholder Miriam Phalen relating to three transactions were inadvertently filed late.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the Annual Meeting other than that referred to herein. If any other business should properly come before the Annual Meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies received and not theretofore revoked in accordance with their best judgment.

Upon the written request of any record holder or beneficial owner of Common Stock or Class A Common Stock entitled to vote at the Annual Meeting, the Company, without charge, will provide a copy of its Annual Report on Form 10-K for the fiscal year ended January 31, 2018, as filed with the SEC. Requests should be directed to Mitchell C. Sussis, Secretary, Movado Group, Inc., 650 From Road, Ste. 375, Paramus, New Jersey 07652-3556.

May 11, 2018

MOVADO GROUP, INC C/O BROADRIDGE PO BOX 1342 BRENTWOOD, NY 11717
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/20/2018 for shares held directly and by 11:59 P.M. ET on 06/18/2018 for shares held in a Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to help us reduce our costs for mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/20/2018 for shares held directly and by 11:59 P.M. ET on 06/18/2018 for shares held in a Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS  PROXY  CARD  IS  VALID  ONLY  WHEN  SIGNED  AND  DATED.
		For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For Except” and write the number(s) of the nominee(s) on the line below.
The Board of Directors recommends you vote FOR the following:
		☐	☐	☐
1.	Election of Directors

Nominees:

01	Margaret Hayes Adame	02	Peter A. Bridgman	03	Richard Coté	04	Alex Grinberg	05	Efraim Grinberg
06	Alan H. Howard	07	Richard Isserman	08	Nathan Leventhal	09	Maurice Reznik

The Board of Directors recommends you vote FOR proposals 2. and 3.		For	Against	Abstain

2.	To ratify the selection of PricewaterhouseCoopers LLP as the Company's independent registered public accounting firm for the fiscal year ending January 31, 2019.	☐	☐	☐

3.	To approve, on an advisory basis, the compensation of the Company's named executive officers, as described in the proxy statement under "Executive Compensation".	☐	☐	☐

NOTE: To transact such other business as may properly come before the meeting or any adjournment thereof.

	Yes	No

Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

0000381171_1 R1.0.1.17

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/ are available at www.proxyvote.com.

MOVADO GROUP, INC.
THIS PROXY IS SOLICTED ON BEHALF OF THE BOARD OF DIRECTORS
ANNUAL MEETING OF SHAREHOLDERS - June 21, 2018

The shareholder(s) hereby appoint(s) Mitchell C. Sussis and Sallie A. DeMarsilis, or either of them, as proxies, each with the power to appoint his or her substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock and Class A Common Stock of MOVADO GROUP, INC. that the shareholder(s) is/are entitled to vote at the annual meeting of shareholders to be held at 10:00 AM, Eastern Time on June 21, 2018, at 25 West 39th Street, 15th Floor, New York, NY 10018, and any adjournment or postponement thereof.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED AS DIRECTED BY THE SHAREHOLDER(S). IF NO SUCH DIRECTIONS ARE MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES LISTED ON THE REVERSE SIDE FOR THE BOARD OF DIRECTORS AND FOR PROPOSALS 2 AND 3. IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY USING THE ENCLOSED REPLY ENVELOPE.

Continued and to be signed on reverse side

0000381171_2 R1.0.1.17